UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ANTERO MIDSTREAM CORPORATION

(Name of Registrant as Specified In Its Charter)

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JUNE 17, 2020 8:00 A.M. Mountain Time Antero Principal Executive Offices 1615 Wynkoop Street Denver, CO 80202	NOTICE of 2020 Annual Meeting of Shareholders

The 2020 Annual Meeting of Shareholders of Antero Midstream Corporation (“Antero Midstream”) will be held on Wednesday, June 17, 2020, at 8:00 A.M. Mountain Time, at our principal executive offices at 1615 Wynkoop Street, Denver, CO 80202. The Annual Meeting is being held for the following purposes:

AGENDA

1.	Elect the three Class I members of Antero Midstream Corporation’s Board of Directors (the “Board”) named in this Proxy Statement to serve until Antero Midstream’s 2023 Annual Meeting of Shareholders;
2.	Ratify the appointment of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2020;
3.	Approve, on an advisory basis, the compensation of Antero Midstream’s named executive officers;
4.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of Antero Midstream’s named executive officers; and
5.	Transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

These proposals are described in the accompanying proxy materials.

RECORD DATE

April 22, 2020

By order of the Board of Directors,

Glen C. Warren, Jr.

President and Secretary

WHO MAY VOTE:

You will be able to vote at the Annual Meeting—either in person or by proxy—only if you were a shareholder of record at the close of business on April 22, 2020, the record date for the Annual Meeting. The Board requests your proxy for the Annual Meeting, which will authorize the individuals named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement thereof.

HOW TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS:

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials electronically, rather than mailing paper copies of these materials to each shareholder. Beginning on April 27, 2020, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2020:

This Notice of Annual Meeting and Proxy Statement and the Form 10-K are available on our website free of charge at www.anteromidstream.com in the “SEC Filings” subsection of the “Investors” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteromidstream.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

If you are a registered shareholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:	INTERNET Use the website listed on the Notice of Internet Availability (the “Notice”)	BY TELEPHONE Use the toll-free number listed on the Notice	BY MAIL Sign, date and return your proxy card in the provided pre-addressed envelope	IN PERSON Vote in person by completing a ballot at the Annual Meeting. See page 5 of the Proxy Statement for instructions on how to attend

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PROXY STATEMENT

2020 Annual Meeting of Shareholders

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Antero Midstream Corporation (“Antero Midstream” or the “Company”) for use at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”).

DATE:	Wednesday, June 17, 2020
TIME:	8:00 A.M. Mountain Time
LOCATION:	1615 Wynkoop Street, Denver, CO 80202
RECORD DATE:	April 22, 2020

How to Vote

If you are a registered shareholder as of the record date, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•	Online. Submit a proxy electronically using the website listed on the Notice of Internet Availability (the “Notice”). Please have the Notice handy when you log on to the website. Internet voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 16, 2020.
•	By Telephone. Access the proxy materials and submit a proxy by telephone using the toll-free number listed on the Notice. Please have the Notice handy when you call. Telephone voting facilities will be available until 11:59 p.m., Mountain Time, on Tuesday, June 16, 2020.
•	By Mail. You may request a hard copy proxy card by following the instructions on the Notice. You can submit your proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope.
•	In Person. If you are a registered shareholder and you attend the Annual Meeting, you may vote in person by completing a ballot. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. Attending the meeting without completing a ballot will not count as a vote.

If you are a beneficial shareholder (meaning your shares are held in “street name” by a broker or bank as of the record date), you will receive instructions from the holder of record that you must follow for your shares to be voted. Most banks and brokers offer Internet and telephone voting. If you do not give voting instructions, your broker will not be permitted to vote your shares on any matter that comes before the Annual Meeting except the ratification of our auditors.

As of the record date, 476,696,017 shares of common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of our 5.5% Series A Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) are not entitled to vote such shares at the Annual Meeting.

Attending the Annual Meeting

All holders of our common stock as of the record date and individuals holding valid proxies from such shareholders are invited to attend the Annual Meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification. If you are a registered holder, you also must have your proxy card (if you requested printed materials) or your Notice. If you are a beneficial shareholder, you also must have a letter from your bank or broker or a brokerage statement evidencing ownership of Antero Midstream shares as of the record date. Anyone purporting to serve as a proxy will be required to present a valid written proxy from the registered holder. If you are a beneficial

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shareholder and you would like to vote in person at the meeting, you must present a valid written proxy from your broker, bank, or other nominee. Holders of only shares of our Series A Preferred Stock are not entitled to attend the Annual Meeting.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteromidstream.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

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PROXY SUMMARY

Current Directors and Board Nominees

				Committee Memberships
Name and Age	Director Class and Occupation	Director Since	Independent	Audit	Comp	Nom & Gov	Conflicts	ESG*
Peter A. Dea Age: 66	Class I Director Nominee Co-Founder and Executive Chairman of Confluence Resources LP	2019
W. Howard Keenan, Jr. Age: 69	Class I Director Nominee Member of Yorktown Partners LLC	2019
Janine J. McArdle Age: 59	Class I Director Nominee Founder and CEO of Apex Strategies, LLC	2020
Glen C. Warren, Jr. Age: 64	Class II Director Antero Midstream President and Secretary	2019
Brooks J. Klimley Age: 63	Class II Director Member of the Silverfern Group	2019
John C. Mollenkopf Age: 58	Class II Director Retired former Chief Operating Officer of MarkWest operations of MPLX GP LLC	2019
Paul M. Rady Age: 66	Class III Director Chairman of the Board and Antero Midstream Chief Executive Officer	2019
David H. Keyte Age: 64	Class III Director, Lead Director Chairman and Chief Executive Officer of Caerus Oil and Gas LLC	2019
Rose M. Robeson Age: 59	Class III Director Retired former Chief Financial Officer of DCP Midstream GP, LLC	2019

Chairperson
*	Environment, Sustainability and Social Governance (ESG) Committee

2019 Business Performance Highlights and Incentive Plan Results

2019 was a year of significant accomplishment for Antero Midstream in which we delivered on our shareholder strategy, including:

•	Focused on corporate and project level rates of return
•	Maintained balance sheet strength
•	Achieved another year of double-digit throughtput growth
•	Returned $734 million of capital to shareholders through dividends and our share repurchase program
•	Continued to focus on operating safely with industry leading Total Recordable Incident Rate

Annual Incentive Plan Results. Our performance for 2019 resulted in a payout calculation of 105.146%. The Compensation Committee reduced the payouts for Messrs. Rady and Warren to 95.32% and 95.35%, respectively, to adjust for current market conditions. The full details of our annual incentive plan metrics, goals and results are shown on page 36 of this Proxy Statement.

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Corporate Governance Highlights

In connection with the closing of the Transactions (as defined in “Related Person Transactions—Agreements with Antero Resources Corporation—Simplification Agreement”) in March 2019, we, among other things, converted into a corporation incorporated under the laws of the State of Delaware and empaneled the Board with individuals who were formerly directors of the general partner of Antero Midstream GP LP, our predecessor entity, and the general partner of Antero Midstream Partners LP. The Board continues to look for specific skill sets when identifying and evaluating prospective nominees, and also considers personal and professional diversity. David H. Keyte was added to the Board in April 2019, became the chair of our Compensation Committee at such time and currently also serves as the chair of our Conflicts Committee, as a member of our Nominating and Governance Committee, and as our Lead Director. Janine J. McArdle was added to the Board in March 2020. Ms. McArdle was appointed to serve on our Compensation Committee and our Environment, Sustainability and Social Governance (ESG) Committee, which the Board established in April 2020, with Mr. Klimley serving as the chair and Ms. McArdle and Mr. Mollenkopf serving as committee members.

Executive Compensation Highlights

In 2019, we adopted a compensation program that focuses on returns and value creation per share that will reward disciplined capital investment, efficient operations, and distributable cash flow generation. For calendar year 2019, we utilized an annual incentive program that focused on four key performance metrics, ensuring success is achieved across several different metrics before target bonus levels are paid. Additionally, through our long-term incentive program, we seek to balance the twin goals of retaining our Named Executive Officers and motivating performance focused on increased returns on our capital investments. We believe our compensation philosophy and practices promote a strong alignment between Named Executive Officer pay and Company performance and deliver substantial value to our shareholders.

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ITEM ONE:	ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified, or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from our Nominating & Governance Committee, the Board has nominated the following individuals for election as Class I directors of Antero Midstream with terms to expire at the 2023 Annual Meeting of Shareholders, barring an earlier resignation or removal:

•	W. Howard Keenan, Jr.
•	Peter A. Dea
•	Janine J. McArdle

All nominees currently serve as Class I directors of Antero Midstream. Their biographical information is contained in “Directors” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the size of the Board will be reduced or the individuals acting under your proxy will vote for the election of a substitute nominee recommended by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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DIRECTORS

We were originally formed in 2013 as Antero Resources Midstream Management LLC to become the general partner of Antero Midstream Partners LP. In 2017, Antero Resources Midstream Management LLC converted from a limited liability company to a limited partnership under the laws of the State of Delaware, and changed its name to Antero Midstream GP LP in connection with its initial public offering. In March 2019, Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation. Other than Mr. Keyte and Ms. McArdle, who were appointed to the Board in April 2019 and March 2020, respectively, each of our directors was appointed to the Board in connection with the closing of the Transactions (as described below).

Set forth below is the background, business experience, attributes, qualifications and skills of each Antero Midstream director and director nominee.

Class I Directors Seeking Reelection

Peter A. Dea Age: 66 Director Since: 2019 Committee Memberships: Conflicts Committee

Key Skills, Attributes and Qualifications:

•	Co-Founder and Executive Chairman of Confluence Resources LP, since the company’s inception in September 2016
•	Co-Founder, President and CEO of Cirque Resources LP since 2007
•	Former President, CEO and Director of Western Gas Resources, Inc.
•	Served as a director of the general partner of Antero Midstream GP LP from April 2018 through the closing of the Transactions

Has more than 30 years of oil and gas exploration and production experience and involvement in national and state energy policies.

Other public company boards:

•	Ovintiv Corporation, Liberty Oilfield Services

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W. Howard Keenan, Jr. Age: 69 Director Since: 2019 Committee Memberships: Compensation Committee

Key Skills, Attributes and Qualifications:

•	Since 1997, has been a Member of Yorktown Partners LLC, a private investment manager focused on the energy industry
•	From 1975 to 1997, was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991
•	Serves on the boards of directors of multiple Yorktown Partners portfolio companies
•	Serves on the Board of Directors of Antero Resources Corporation (“Antero Resources”)
•	Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 and as a director of the general partner of Antero Midstream Partners LP beginning in February 2014, each through the closing of the Transactions

Has over forty years of experience with energy companies and investments and broad knowledge of the oil and gas industry.

Other Public Company Boards:

•	Solaris Oilfield Infrastructure, Inc., Brigham Minerals, Inc., Antero Resources, Ramaco Resources, Inc. (until June 2019), Concho Resources (until 2013), Geomet Inc. (until 2012)

Janine J. McArdle Age: 59 Director Since: 2020 Committee Memberships: Compensation Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Founder and Chief Executive Officer of Apex Strategies, LLC, a global consultancy company providing advisory services to midstream and downstream energy companies, since 2016
•	Former executive of Apache Corporation from 2002 to 2015 serving most recently as Senior Vice President – Gas Monetization
•	Served as President and Managing Director for Aquila Europe Ltd. from 2001 to 2002 and served in various executive and trading roles prior thereto

Has over thirty years of experience as an executive in the oil and gas industry with extensive experience in engineering, marketing, business development, finance and risk management.

Other Public Company Boards:

•	Santos Ltd, Halcon Resources Corporation (until 2019)

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Class II Directors

Glen C. Warren, Jr. Age: 64 Director Since: 2019 President and Secretary Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Served as President and Secretary since the closing of the Transaction s , prior to which Mr. Warren served as (i) President and Secretary of the general partner of Antero Midstream GP LP beginning in January 2017 and as a director beginning in April 2017 and (ii) President and Secretary and as a director of the general partner of Antero Midstream Partners LP beginning in January 2016, prior to which he served as President, Chief Financial Officer and Secretary and as a director beginning in February 2014
•	Served as President, Chief Financial Officer and Secretary and as a director of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Serves as President, Chief Financial Officer and Secretary and as a member of the Board of Directors of Antero Resources
•	Served as EVP, CFO and Director of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Spent ten years as a natural resources investment banker focused on equity and debt financing and M&A advisory with Lehman Brothers, Dillon Read & Co. Inc. and Kidder, Peabody & Co.
•	Began his career as a landman in the Gulf Coast region with Amoco, where he spent six years

Has significant experience as a chief financial officer of oil and gas companies, together with his experience as an investment banker and broad industry knowledge.

Other Public Company Boards:

•	Antero Resources

Brooks J. Klimley

Age: 63

Director Since: 2019

Committee Memberships: Nominating & Governance Committee (chair), Environment, Sustainability and Social Governance (ESG) Committee (chair), Audit Committee

Key Skills, Attributes and Qualifications:

•	From 2013 to 2019, served as Managing Director of Energy & Natural Resources at The Silverfern Group
•	25 years experience leading investment banking practices covering the energy and mining sectors
•	Former president of energy advisory services firm focused on strategy and capital raising for energy and natural resources companies
•	Numerous years experience at various financial institutions
•	Served as a director of the general partner of Antero Midstream GP LP beginning in 2017, and as a director of the general partner of Antero Midstream Partners LP from March 2015 to 2017, each through the closing of the Transactions

Has significant experience in finance for the oil and gas industry.

Other public company boards:

•	N/A

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John C. Mollenkopf Age: 58 Director Since: 2019 Committee Memberships: Audit Committee, Environment, Sustainability and Social Governance (ESG) Committee

Key Skills, Attributes and Qualifications:

•	Prior to his retirement in 2016, served as Executive Vice President and Chief Operating Officer for MarkWest operations of MPLX GP LLC
•	In 2002, was one of five founders of MarkWest Energy Partners, L.P. (“MarkWest”), and until 2015, served as Executive Vice President and Chief Operating Officer
•	From 1996 to 2002, worked in various senior management roles for MarkWest Hydrocarbon, Inc.
•	From 1983 to 1996, worked for ARCO Oil and Gas Company in various roles in engineering and operations
•	Served as a director of the general partner of Antero Midstream GP LP beginning in April 2017 through the closing of the Transactions

Has significant experience in executive management, business development, marketing, engineering and operations in the oil and gas industry.

Other public company boards:

•	N/A

Class III Directors

Paul M. Rady Age: 66 Director Since: 2019 Chief Executive Officer and Chairman Committee Memberships: None

Key Skills, Attributes and Qualifications:

•	Served as Chief Executive Officer and Chairman of Antero Midstream since the closing of the Transactions; prior to which, Mr. Rady served as (i) Chief Executive Officer of the general partner of Antero Midstream GP LP beginning in January 2017 and (ii) as Chairman of the board of directors of such entity beginning in April 2017; Mr. Rady also previously served as Chief Executive Officer and Chairman of the board of directors of the general partner of Antero Midstream Partners LP beginning in February 2014
•	Served as Chief Executive Officer and Chairman of Antero Resources Corporation’s predecessor company from its founding in 2002 to its ultimate sale to XTO Energy, Inc. in 2005
•	Chief Executive Officer and Chairman of the Board of Directors of Antero Resources Corporation
•	Served as President, CEO and Chairman of Pennaco Energy from 1998 until its sale to Marathon in 2001
•	Worked with Barrett Resources from 1990 until 1998, moving from Chief Geologist to Exploration Manager, EVP Exploration; President, COO and Director; and ultimately CEO
•	Began his career with Amoco, where he served ten years as a geologist focused on the Rockies and Mid-Continent

Has significant experience as a chief executive of oil and gas companies, together with his training as a geologist and broad industry knowledge.

Other Public Company Boards:

•	Antero Resources

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David H. Keyte (Lead Director) Age: 64 Director Since: 2019 Committee Memberships: Compensation Committee (chair), Conflicts Committee (chair), Nominating & Governance Committee

Key Skills, Attributes and Qualifications:

•	Chairman and Chief Executive Officer of Caerus Oil and Gas LLC since 2009
•	Former executive of Forest Oil Corporation

Has significant experience in executive management and finance in the oil and gas industry.

Other public company boards:

•	N/A

Rose M. Robeson Age: 59 Director Since: 2019 Committee Memberships: Audit Committee (chair), Nominating & Governance Committee, Conflicts Committee

Key Skills, Attributes and Qualifications:

•	From 2012 until 2014, served as Senior Vice President & Chief Financial Officer of DCP Midstream GP, LLC
•	Previously served as Group Vice President and Chief Financial Officer of DCP Midstream LLC from 2002 to 2012
•	Served as a director of the general partner of Antero Midstream GP LP beginning in 2017 through the closing of the Transactions

Has more than 30 years of experience in the oil and gas industry, including exploration and production, midstream and marketing.

Other public company boards:

•	SM Energy Company, Newpark Resources Inc.

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CORPORATE GOVERNANCE

Recent Corporate Governance Developments

In connection with the Transactions, Antero Midstream was converted from a Delaware limited partnership into a Delaware corporation. As a result of this conversion, Antero Midstream’s stockholders have enhanced governance rights, including the following:

1.	Elected Directors: As a corporation, we are managed by the Board, which is composed of directors who are elected by stockholders. As a limited partnership, the directors of our general partner were not elected by unitholders.

2.	Independent Board Committees. As a corporation, the Board must have a majority of independent directors and have an Audit Committee, a Nominating & Governance Committee and a Compensation Committee, with all of the members of each such committee being independent. As a limited partnership, we were only required to have an Audit Committee.

3.	Enhanced Fiduciary Duties: The members of the Board have fiduciary duties under Delaware corporation law. As a limited partnership, our general partner had limited fiduciary duties.

Corporate Governance Guidelines

Antero Midstream’s sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to shareholders. Antero Midstream’s Corporate Governance Guidelines include provisions concerning the following:

•	size of the Board;
•	qualifications, independence, responsibilities, tenure, and compensation of directors;
•	service on other boards;
•	director resignation process;
•	role of Chairman of the Board and the Lead Director (if any);
•	meetings of the Board and meetings of independent directors;
•	interaction of the Board with external constituencies;
•	annual performance reviews of the Board;
•	director orientation and continuing education;
•	attendance at meetings of the Board and the Annual Meeting;
•	shareholder communications with directors;
•	committee functions, committee charters, and independence of committee members;
•	director access to independent advisors and management; and
•	management evaluation and succession planning.

The Corporate Governance Guidelines are available on Antero Midstream’s website at www.anteromidstream.com in the “Governance” subsection of the “Investors” section. The Nominating & Governance Committee reviews the Corporate Governance Guidelines periodically and as necessary, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.

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Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (NYSE). After reviewing all relationships each director has with Antero Midstream, including the nature and extent of any business relationships, as well as any significant charitable contributions Antero Midstream makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with Antero Midstream and are independent as defined by NYSE listing standards: Messrs. Dea, Keenan, Keyte, Klimley and Mollenkopf and Mmes. Robeson and McArdle. Neither Mr. Rady, Antero Midstream’s CEO, nor Mr. Warren, Antero Midstream’s President and Secretary, is considered by the Board to be an independent director. Messrs. Peters, Levy and Kagan were determined to be independent during their tenures as directors.

Board Leadership Structure

Antero Midstream does not have a formal policy addressing whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. The directors serving on the Board have considerable professional and industry experience, significant experience as directors of both public and private companies, and a unique knowledge of the challenges and opportunities Antero Midstream faces. Accordingly, the Board believes it is in the best position to evaluate Antero Midstream’s needs and to determine how best to organize Antero Midstream’s leadership structure to meet those needs at any given time.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. The Board believes the current Chief Executive Officer is the individual with the necessary experience, commitment, and support of the other members of the Board to effectively carry out the role of Chairman. Mr. Rady brings valuable insight to the Board due to the perspective and experience he brings both as our Chief Executive Officer and as one of our founders. As the principal executive officer since our inception, Mr. Rady has unparalleled knowledge of our business and operations. As a significant stockholder, Mr. Rady is invested in our long-term success. In addition, the Board believes that combining the roles of Chairman and CEO at the present time promotes strong alignment of strategic development and execution, effective implementation of strategic initiatives, and clear accountability for Antero Midstream’s success or failure. Moreover, because seven of the nine directors are independent under NYSE rules, the Board believes this leadership structure does not impede independent oversight of Antero Midstream.

The Nominating & Governance Committee reviews this leadership structure every year. Subject to the terms of the Stockholders’ Agreement, the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among Antero Midstream’s directors, the non-management directors meet in regularly scheduled executive sessions.

Pursuant to the Corporate Governance Guidelines, the Board, based on the recommendation of the Nominating & Governance Committee, is permitted to choose a Lead Director to preside at these executive sessions. In April 2020, the Board elected Mr. Keyte to serve in this role. As the Lead Director, Mr. Keyte provides, in conjunction with the Chairman, leadership and guidance to the Board. He also chairs executive sessions of the non-management directors and establishes the agenda for these meetings.

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How Director Nominees are Selected

Renominating incumbent directors

Subject to the terms of the Stockholders’ Agreement, before recommending to the Board that an existing director be nominated for reelection at the annual meeting of shareholders, the Nominating & Governance Committee will review and consider the director’s:

•	past Board and committee meeting attendance and performance;
•	length of Board service;
•	personal and professional integrity, including commitment to Antero Midstream’s core values;
•	relevant experience, skills, qualifications and contributions to the Board; and
•	independence under applicable standards.

Appointing new directors and filling vacancies

The Board believes that all directors should have sound business judgment, personal and professional integrity, an ability to work as part of a team, willingness to commit the required time to serve as a Board member, business experience, and financial literacy. Although the Board does not have a formal policy on diversity, the Nominating & Governance Committee identifies diversity as a factor it considers, along with other factors, in reviewing director candidates.

Currently, the Board embodies a diverse set of experiences, qualifications, attributes, and skills as shown below:

The Nominating & Governance Committee will treat informal recommendations for directors that are received from Antero Midstream’s shareholders in the same manner as recommendations received from any other source.

Majority Vote Director Resignation Policy

Directors are elected by a plurality of votes cast in an uncontested election. The Corporate Governance Guidelines require that an incumbent director who fails to receive the required number of votes for reelection must tender a resignation. The Nominating & Governance Committee will act on an expedited basis to determine whether to accept any such resignation, and will submit its recommendation

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for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in this decision. The Nominating & Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Board’s Role in Risk Oversight

In the normal course of its business, Antero Midstream is exposed to a variety of risks, including market risks relating to Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, Antero Midstream’s ability to execute its business strategy, competition, governmental regulations, interest rate risks, and credit and investment risk. The Board and each of its committees has distinct responsibilities for monitoring those risks, as shown below.

The Board of Directors
The Board oversees Antero Midstream’s strategic direction. To that end, the Board considers the potential rewards and risks of Antero Midstream’s business opportunities and challenges, and it monitors the development and management of risks that impact our strategic goals.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of Antero Midstream’s systems of financial reporting, auditing and internal controls, as well as related legal and regulatory compliance matters.

Nominating & Governance Committee

The Nominating & Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure; succession planning for our directors and executive officers; and corporate governance.

Compensation Committee The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing Antero Midstream’s compensation policies and practices.

Environment, Sustainability and Social Governance (ESG) Committee

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on matters related to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns.

Conflicts Committee The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero Midstream and Antero Resources.

Board and Committee Self-Evaluations

The Board believes that a robust and constructive evaluation process is an essential component of Board effectiveness and good corporate governance. To that end, the Board and each of its standing committees conducts an annual self-assessment to evaluate their performance, composition, and effectiveness, and to identify areas for improvement.

These evaluations take the form of wide-ranging and candid discussions. The Lead Director facilitates discussions evaluating the full Board, and the committee chairs facilitate discussions regarding their respective committees. The Board and committee evaluations occasionally lead to changes in practices or procedures.

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Meetings

The Board held nine meetings in 2019. The then-serving outside directors held four executive sessions. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served during the respective period he or she served.

Pursuant to Antero Midstream’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meetings of Shareholders.

Interested Party Communications

General Communications

Shareholders and other interested parties may communicate with us by writing to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Shareholders may submit their thoughts to the Board, any committee of the Board, or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Shareholder Communication with Directors” and clearly identifying the intended recipient(s).

Antero Midstream’s Chief Administrative Officer will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication is appropriate and relates to matters that have been delegated by the Board to a committee other than the addressee(s) or to an executive officer of Antero Midstream, the Chief Administrative Officer also may forward the communication to the executive officer or the chair of the applicable committee.

Legal or Compliance Concerns

Information regarding legal or compliance concerns may be submitted confidentially and anonymously, although Antero Midstream may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. Antero Midstream’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Antero Midstream’s policies or our Corporate Code of Business Conduct and Ethics.

Insider Trading Policy

Antero Midstream’s Insider Trading Policy, which applies to Antero Midstream’s employees, officers, and directors, prohibits hedging of Antero Midstream securities and engaging in any other transactions involving Antero Midstream-based derivative securities, regardless of whether the covered person is in possession of material, non-public information, except with regard to the vesting of securities acquired pursuant to Antero Midstream’s incentive, retirement, stock purchase, or dividend reinvestment plans, or other transactions involving purchases and sales of company securities between a covered person and Antero Midstream. Antero Midstream’s Insider Trading Policy also prohibits purchasing Antero Midstream common stock, par value $0.01 per share (“Antero Midstream Common Stock”), on margin (e.g., borrowing money to fund the stock purchase) and pledging Antero Midstream securities.

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Available Governance Materials

The following materials are available on Antero Midstream’s website at www.anteromidstream.com under “Investors” and then “Governance—Governance Documents.”

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Charter of the Nominating & Governance Committee of the Board;
•	Charter of the Environment, Sustainability and Social Governance (ESG) Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics;
•	Corporate Governance Guidelines; and
•	Whistleblower Policy.

Shareholders may obtain a copy, free of charge, of any of these documents by sending a written request to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado, 80202. Any amendments to Antero Midstream’s Corporate Code of Business Conduct and Ethics will be posted in the “Governance” subsection of Antero Midstream’s website.

BOARD COMMITTEES

General

The Board had four standing committees in 2019: the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Conflicts Committee. In April 2020, the Company established the Environment, Sustainability and Social Governance (ESG) Committee to, among other things, provide guidance to the Board on matters relating to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, as well as to advise the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders. The charters of the Audit Committee, Compensation Committee, Nominating & Governance Committee and Environment, Sustainability and Social Governance (ESG) Committee are available on Antero’s website at www.anteromidstream.com in the “Governance—Governance Documents” subsection of the “Investors” section.

The Board creates ad hoc committees on an as-needed basis. In connection with the closing of the Transactions, the Board established a Conflicts Committee to assist the Board in investigating, reviewing, evaluating and acting upon potential conflicts of interest, including those between Antero Midstream and Antero Resources.

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Audit Committee

Current Members*: Rose M. Robeson (chair), Brooks J. Klimley, John C. Mollenkopf

Number of meetings in 2019: 4

The Audit Committee oversees, reviews, acts on, and reports on various auditing and accounting matters to the Board, including:

•	the selection of Antero Midstream’s independent accountants,
•	the scope of annual audits,
•	fees to be paid to the independent accountants,
•	the performance of Antero Midstream’s independent accountants, and
•	Antero Midstream’s accounting practices.

In addition, the Audit Committee oversees Antero Midstream’s compliance programs relating to certain legal and regulatory requirements.

Rules implemented by the NYSE and the Securities and Exchange Commission (“SEC”) require Antero Midstream to have an audit committee composed of at least three directors who meet particular independence and experience standards. The Board has determined that all members of the Audit Committee meet the heightened independence standards applicable to audit committee members. In addition, due to Ms. Robeson’s substantial financial experience (based on her extensive background in accounting and auditing matters as the former Chief Financial Officer of the general partner of DCP Midstream), Antero Midstream believes Ms. Robeson is an “audit committee financial expert” as defined in SEC rules.

*	David A. Peters served on the Audit Committee through August 1, 2019.

Compensation Committee

Current Members*: David H. Keyte (chair), W. Howard Keenan, Jr., Janine J. McArdle

Number of meetings in 2019: 4

The Compensation Committee establishes salaries, incentives and other forms of compensation for our executive officers. The Compensation Committee also administers Antero Midstream’s incentive compensation and benefit plans, as well as reviews and recommends to the Board for approval the compensation of our non-employee directors.

Rules implemented by the NYSE require Antero Midstream to have a compensation committee composed of members who satisfy NYSE independence standards. All members of the Compensation Committee meet the NYSE’s independence standards, including the heightened requirements applicable to compensation committee members, and also meet the heightened independence requirements under SEC rules and the tax code. No Antero Midstream executive officer serves on the board of directors of a company that has an executive officer that serves on the Board.

*	Peter A. Dea served on the Compensation Committee until he was replaced by Mr. Keyte on April 5, 2019, and John C. Mollenkopf served on the Compensation Committee until he was replaced by Ms. McArdle on April 8, 2020.

Nominating & Governance Committee

Current Members*: Brooks J. Klimley (chair), David H. Keyte, Rose M. Robeson

Number of meetings in 2019: 4

The Nominating & Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board, develops and oversees Antero Midstream’s internal corporate governance processes, and directs all matters relating to the succession of Antero Midstream’s CEO.

Rules implemented by the NYSE require Antero Midstream to have a nominating & governance committee composed entirely of independent

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directors. All members of the Nominating & Governance C ommittee meet the NYSE’s independence standards.

*	John C. Mollenkopf served on the Nominating & Governance Committee through April 8, 2020.

Conflicts Committee

Current Members*: David H. Keyte (chair), Peter A. Dea, Rose M. Robeson

Number of meetings in 2019: 16

The Conflicts Committee assists the Board in investigating, reviewing and evaluating potential conflicts of interest, including those between Antero Midstream and Antero Resources, as well as to carry out any other duties delegated by the Board that relate to potential conflict matters.

The Board established a Conflicts Committee as a standing committee of the Board in connection with the closing of the Transactions in March 2019.

*	Brooks J. Klimley served on the Conflicts Committee through April 8, 2020.

Environment, Sustainability and Social Governance (ESG) Committee

Current Members: Brooks J. Klimley (chair), Janine J. McArdle, John C. Mollenkopf

Number of meetings in 2019:*

The Environment, Sustainability and Social Governance (ESG) Committee provides guidance to the Board on matters relating to corporate citizenship, environmental sustainability, and social and political trends, issues and concerns, as well as advises the Board and management on significant public policy issues that are pertinent to the Company and its stakeholders.

*	The Board established an Environment, Sustainability and Social Governance (ESG) Committee as a standing committee of the Board in April 2020.

COMPENSATION OF DIRECTORS

General

Our non-employee directors are entitled to receive compensation consisting of retainers, fees and equity awards as described below. The Compensation Committee reviews non-employee director compensation on a periodic basis and recommends it to the Board for approval.

Our employee directors, Messrs. Rady and Warren, do not receive additional compensation for their services as directors. All compensation that Messrs. Rady and Warren received from Antero Midstream as employees is disclosed in the Summary Compensation Table.

Prior to their resignations, Messrs. Kagan and Levy, agreed or were otherwise obligated to transfer all or a portion of the compensation they received for their service as directors during 2019 to the shareholders with which they were affiliated.

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Annual Cash Retainers

The non-employee directors received the following compensation for their services during the 2019 fiscal year, including for the portion of the 2019 fiscal year preceding the closing of the Transactions:

Recipient	Amount
Non-employee director	$90,000
Lead Director	$5,000
Audit Committee:
Chairperson	$20,000
Other members	$7,500
Compensation Committee:(1)
Chairperson	$15,000
Other members	$5,000
Nominating & Governance Committee:(1)
Chairperson	$15,000
Other members	$5,000
Conflicts Committee:
Chairperson	$5,000
Other members	$5,000
(1)	The Compensation Committee and the Nominating & Governance Committee were not formed until the closing of the Transactions; however, each member and the Chairperson of such committees received compensation for the full first quarter of 2019.

All retainers are paid in cash on a quarterly basis in arrears, but directors have the option to elect, on an annual basis, to receive all or a portion of their cash retainers in the form of shares of our common stock. For 2019, the directors did not receive any meeting fees, but each director is reimbursed for reasonable expenses incurred (i) to attend meetings and activities of the Board or its committees, and (ii) to facilitate participation in general education and orientation programs for directors.

Equity-Based Compensation and Stock Ownership Guidelines

In addition to cash compensation, our non-employee directors receive annual equity-based compensation consisting of fully-vested stock with an aggregate grant date value equal to $130,000, subject to the terms and conditions of the Antero Midstream Corporation Long Term Incentive Plan (“AM LTIP”) and the award agreements pursuant to which such awards are granted. These awards are granted on a quarterly basis such that each grant has a grant date fair value of approximately $32,500. Prior to the closing of the Transactions, these fully-vested awards were granted under the Antero Midstream GP LP Long-Term Incentive Plan (“AMGP LTIP”) and each quarterly award had a grant date fair value of approximately $25,000.

Following the closing of the Transactions in 2019, we adopted stock ownership guidelines, pursuant to which each of our non-employee directors, other than Mr. Keenan, and prior to their resignations, Messrs. Kagan and Levy, is required to own shares of our common stock with a fair market value equal to at least five times the amount of their annual cash retainer within five years of being appointed to the Board. These stock ownership guidelines are designed to align our directors’ interests more closely with those of our stockholders. As of June 30, 2019, each of our non-employee directors still has several years remaining to achieve compliance with the stock ownership guidelines.

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Responsiveness to Current Economic Environment

As a result of the unprecedented disruption the economy and our industry is currently facing and the market uncertainty and share price volatility since February of 2020, as of the filing of this Proxy Statement, the Board has deferred consideration of any potential changes to our director compensation program for 2020 until July 2020 and suspended the grant of our common stock to the non-employee members of the Board. For the time being, any non-employee director who had elected to receive his or her annual cash retainer in the form of shares of our common stock will instead receive those payments in cash. Quarterly equity awards will not be granted until further action is taken by the Board.

Total Non-Employee Director Compensation

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2019.

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
Peter A. Dea	90,000	122,500	212,500
Peter R. Kagan(3)	90,000	122,500	212,500
W. Howard Keenan, Jr.	95,000	122,500	217,500
David H. Keyte(4)	86,250	65,000	151,250
Brooks J. Klimley(5)	172,500	122,500	295,000
James R. Levy(3)(6)	—	25,000	25,000
John C. Mollenkopf(5)(7)	152,500	97,500	250,000
David A. Peters(5)(7)	123,125	97,500	220,625
Rose M. Robeson(5)	170,000	122,500	292,500
(1)	Includes annual cash retainer, committee fees and committee chair fees for each non-employee director during fiscal 2019, as more fully explained above.
(2)	Amounts in this column reflect the aggregate grant date fair value of shares granted under the AMGP LTIP and the AM LTIP in fiscal year 2019, computed in accordance with the rules of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 13 to our consolidated financial statements on Form 10-K for the year ended December 31, 2019, for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for stock awards is based on the closing price of our common stock on the grant date.
(3)	Mr. Kagan elected to receive all of his retainer fees for the 2019 fiscal year in the form of common stock. Mr. Kagan resigned as a director on November 12, 2019 in connection with the divestiture of Warburg Pincus’ remaining interests in Antero Midstream.
(4)	Mr. Keyte was appointed as a director effective April 5, 2019.
(5)	Messrs. Klimley, Mollenkopt, Peters and Robeson each received an additional cash retainer of $50,000 in connection with their service on the special conflicts committee created for purposes of evaluating and reviewing the Transactions.
(6)	Mr. Levy resigned as a director on March 12, 2019, in connection with the closing of the Transactions. He did not receive any fees for his service during fiscal year 2019 prior to his resignation; however, in January 2019, he received a grant under the AMGP LTIP for service during the fourth quarter of 2018.
(7)	Messrs. Mollenkopf and Peters were appointed as directors effective on March 12, 2019, in connection with the closing of the Transactions. Mr. Peters subsequently resigned as a director on August 1, 2019 for personal reasons.

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ITEM TWO:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2020. KPMG LLP has audited Antero Midstream’s and its predecessor’s financial statements since 2016 as well as the financial statements of Antero Midstream Partners LP since 2013. The Audit Committee annually evaluates the accounting firm’s qualifications to continue to serve Antero Midstream. In evaluating the accounting firm, the Audit Committee considers the reputation of the firm and the local office, the industry experience of the engagement partner and the engagement team, and the experience of the engagement team with clients of similar size, scope and complexity as Antero Midstream. The Audit Committee is directly involved in the selection of the new engagement partner when rotation is required every five years in accordance with SEC rules. KPMG LLP completed the audit of Antero Midstream’s annual consolidated financial statements for the year ended December 31, 2019, on February 12, 2020.

The Board is submitting the selection of KPMG LLP for ratification at the Annual Meeting. The submission of this matter for ratification by shareholders is not legally required, but the Board and the Audit Committee believe the ratification proposal provides an opportunity for shareholders to communicate their views about an important aspect of corporate governance. If our shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as Antero Midstream’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace Antero Midstream’s independent registered public accounting firm. Shareholder ratification of the appointment of KPMG LLP does not limit the authority of the Audit Committee to change Antero Midstream’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS ANTERO MIDSTREAM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

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AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the accounting and financial reporting process of Antero Midstream and audits of Antero Midstream’s financial statements (ii) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for Antero Midstream; (iii) pre-approve audit or non-audit services proposed to be rendered by Antero Midstream’s independent registered public accounting firm; (iv) annually review the qualifications and independence of the independent registered public accounting firm’s engagement partner and other senior personnel who are providing services to Antero Midstream; (v) review with management and the independent registered public accounting firm Antero Midstream’s annual and quarterly financial statements, earnings press releases, and financial information and earnings guidance provided to analysts and ratings agencies; (vi) ratify certain related party transactions as set forth in Antero Midstream’s Related Persons Transactions Policy; (vii) review with management Antero Midstream’s major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in Antero Midstream’s proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and Antero Midstream’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Antero Midstream’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed Antero Midstream’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards and regulations of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm to Antero Midstream is compatible with maintaining the firm’s independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that Antero Midstream’s audited financial statements for the year ended December 31, 2019, be included in the Form 10-K, which was filed with the SEC on February 12, 2020. As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to ensure continuing auditor independence, it would be advisable to

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regularly rotate Antero Midstream’s independent registered public accounting firm. The Audit Committee has concluded that the current benefits to Antero Midstream from continued retention of KPMG LLP warrant retaining the accounting firm as Antero Midstream’s independent registered public accounting firm for the year ending December 31, 2020. The Audit Committee will continue to review this issue on an annual basis.

Members of the Audit Committee*:

Rose M. Robeson (Chairman)

Brooks J. Klimley

John C. Mollenkopf

*	Includes all members of the Audit Committee as of the time the Audit Committee Report was approved for inclusion in this proxy statement.

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by KPMG LLP for the last two fiscal years to Antero Midstream (in thousands):

	For the Years Ended December 31,
	2018	2019
Audit Fees(1)
Audit and Quarterly Reviews	$283	$855
Other Filings	—	—
SUBTOTAL	283	855
Audit-Related Fees(2)	48	575
Tax Fees	—	—
All Other Fees	—	—
TOTAL	$331	$1,430
(1)	Includes (a) the audit of Antero Midstream’s annual consolidated financial statements included in the Annual Report on Form 10-K and internal controls over financial reporting and review of Antero Midstream’s quarterly financial statements included in Quarterly Reports on Form 10-Q, and (b) the audit of the financial statements of Antero Midstream Partners LP.
(2)	Represents fees related to review of Antero Midstream’s other filings, including filings related to the Transactions, with the SEC, including review and preparation of registration statements, comfort letters and consents.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals up to a certain limit, provided such approvals are within the pre-approval policy and are ratified by the Audit Committee at a subsequent meeting. For the year ended December 31, 2019, the Audit Committee approved 100% of the services described above.

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ITEM THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our policies are conceived with the intention of attracting and retaining highly qualified individuals capable of contributing to the creation of value for our shareholders. Our compensation program for 2019 was designed to be competitive with market practices and align the interests of our Named Executive Officers with those of Antero Midstream and its shareholders.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy for calendar year 2019. The Compensation Committee and the Board believe that our compensation practices for 2019 were effective in implementing our guiding principles.

Pursuant to Section 14A of the Exchange Act, we are submitting this annual proposal to our shareholders for an advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our Named Executive Officers for 2019. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers for 2019 and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Antero Midstream Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2020 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures.”

As this is an advisory vote, the result is not likely to affect previously granted compensation. The Compensation Committee will consider the outcome of the vote when evaluating our compensation practices going forward.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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ITEM FOUR:	ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our stockholders to indicate how frequently we should seek a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “Say-on-Frequency” vote). By voting on this proposal, stockholders may indicate, on a non-binding advisory basis, whether the say-on-pay advisory vote should occur every year, every two years or every three years, or abstain on this matter.

Pursuant to Section 14A of the Exchange Act, we are submitting this proposal to our shareholders for an advisory vote. The Board has determined that an annual non-binding advisory vote on the compensation of our Named Executive Officers will allow shareholders to provide timely, direct input on our executive compensation principles, philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with shareholders on executive compensation and corporate governance matters.

Shareholders may cast their vote on their preferred voting frequency by choosing among the following frequency options (not solely for or against the recommendation of the Board):

•	Choice 1—every year;
•	Choice 2—every two years;
•	Choice 3—every three years; or
•	Choice 4—abstain from voting.

As this is an advisory vote, the result of the vote is not binding on the Board. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE FREQUENCY OF “EVERY YEAR” FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides details on the following matters:

•	Our 2019 executive compensation program and the compensation awarded under that program;

•	Material actions taken with respect to our 2020 executive compensation program; and

•	Pertinent executive compensation policies.

2019 Named Executive Officers

Name	Principal Position
Paul M. Rady	Chairman of the Board and Chief Executive Officer
Glen C. Warren, Jr.	Director, President and Secretary
Alvyn A. Schopp	Chief Administrative Officer, Regional Senior Vice President and Treasurer
Michael N. Kennedy	Chief Financial Officer and Senior Vice President—Finance
W. Patrick Ash	Senior Vice President—Reserves, Planning and Midstream(1)
Kevin J. Kilstrom	Former Senior Vice President—Production(2)

(1)	Effective June 10, 2019, Mr. Ash was promoted from Vice President—Reservoir Engineering and Planning to Senior Vice President—Reserves, Planning and Midstream.

(2)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Compensation Philosophy and Objectives of Our Compensation Program

Following the transactions contemplated by the Simplification Agreement (as defined below under the heading “Related Party Transactions—Agreements with Antero Resources Corporation—Simplification Agreement”) and the adoption of our separate compensation program, as described below under “Implementing Our Compensation Program Objectives,” we adopted a compensation program that seeks to focus on returns and value creation per share that will reward disciplined capital investment, efficient operations, and distributable cash flow generation. For calendar year 2019, we determined that it was appropriate to target the market median for all elements of our Named Executive Officers’ compensation. We utilized an annual incentive program that focuses on four key performance metrics. Additionally, through our long-term incentive program, we looked to balance retention of our Named Executive Officers with performance focused on increased returns on our capital investments. We believe our compensation philosophy and practices for 2019 promote a strong alignment between Named Executive Officer pay and Company performance, and deliver greater value to our shareholders.

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Compensation Best Practices

The following table highlights the compensation best practices we followed during 2019 with respect to our Named Executive Officers during the time that they served as an executive officer:

What We Do
Target the market median for all elements of Named Executive Officers’ compensation
Apply robust minimum stock ownership guidelines
Link annual incentive compensation to the achievement of objective pre-established performance goals tied to operational and strategic priorities
Evaluate the risk of our compensation programs
Use and review compensation tally sheets
Use an independent compensation consultant
Maintain a clawback policy
What We Don’t Do
No tax gross ups for executive officers
No “single-trigger” change-in-control cash payments
No excessive perquisites
No severance arrangements for Named Executive Officers
No guaranteed bonuses for Named Executive Officers
No management contracts
No granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant outside of transactional context (e.g., substitution of target awards for Company awards)
No reduction of the exercise price of an outstanding stock option without shareholder approval outside of transactional context (e.g., substitution of target awards for Company awards)
No hedging or pledging of Company stock
No separate benefit plans for Named Executive Officers

Implementing Our Compensation Program Objectives

Role of the Compensation Committee

The Compensation Committee oversees all matters of our executive compensation program and has the final decision-making authority on all executive compensation matters. Each year, the Compensation Committee reviews, modifies (if necessary), and approves corporate goals and objectives relevant to the compensation of the CEO and other Named Executive Officers, and the executive compensation program, including performance goals for the annual cash incentive program and long-term equity awards. In addition, the Compensation Committee is responsible for reviewing the performance of the CEO and the Company’s President and Secretary (“President”) within the framework of our executive compensation goals and objectives. Based on this evaluation, the Compensation Committee sets the compensation of the CEO and the President.

Actual compensation decisions for individual officers are the result of a subjective analysis of a number of factors, including the individual officer’s role within our organization, performance, experience, skills or tenure with us, changes to the individual’s position, and relevant trends in compensation practices.

The Compensation Committee also considers a Named Executive Officer’s current and prior aggregate compensation when setting future compensation. The Compensation Committee determines whether adjustments to compensation are necessary to adopt emerging best practices, reflect company performance, retain each executive or to provide additional or different performance incentives. Thus, the Compensation Committee’s decisions regarding compensation are the result of the exercise of judgment based on all reasonably available information.

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Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses

In March of 2019, the transactions contemplated by the Simplification Agreement were consummated. Prior to the Closing, our Named Executive Officers provided services to Antero Resources Corporation (“Antero Resources”), Antero Midstream Partners LP, and Antero Midstream GP LP. The compensation committee of the board of directors of Antero Resources (the “AR Compensation Committee”) historically set the compensation paid to our Named Executive Officers for the services they provided to all three entities and each of Antero Midstream Partners LP and Antero Midstream GP LP reimbursed Antero Resources for the portion of that compensation attributable to the services provided to them. Following the Closing, our Named Executive Officers provide services to us and to Antero Resources. However, as a result of the restructuring involved in the transactions contemplated by the Simplification Agreement, including the decreased ownership interest of Antero Resources in us, both the Board and the board of directors of Antero Resources determined that it was appropriate for us to take a more active role in setting the compensation paid to our Named Executive Officers for services provided to us and for the reporting of that compensation in each company’s 2020 Proxy Statement to reflect only the portion of our Named Executive Officer’s compensation attributable to each company. As a result, the AR Compensation Committee began to hold portions of their meetings jointly with the Compensation Committee. During these joint meetings in the Spring of 2019, the Compensation Committee and the AR Compensation Committee discussed and established each Named Executive Officer’s aggregate total compensation for services provided to both companies, including base salary, aggregate total target annual cash incentive value, and aggregate total target long-term incentive value. Performance metrics for each company’s annual cash incentive program and the terms and provisions of all long-term incentive awards granted by each company are established separately by each of the Compensation Committee and the AR Compensation Committee.

The percentage of all non-compensation general and administrative (“G&A”) expenses we reimburse to Antero Resources is calculated quarterly based on gross property and equipment, capital expenditure and labor costs, the latter of which is calculated based on an estimate of how much time each of our employees spends providing services to Antero Midstream during each quarter (the “Reimbursement Percentage”). As was the case prior to the Closing, Antero Resources pays all elements of cash compensation to, and provides all benefits for, our Named Executive Officers. The portion of each Named Executive Officer’s base salary that we reimbursed for 2019 was calculated using the average Reimbursement Percentage for each of the four quarters in 2019, which was 27.75% (the “2019 NEO AM Reimbursement Percentage”).

The amount of the annual cash incentive payments and the portions thereof that we reimbursed to Antero Resources were calculated using a two-step process. First, each Named Executive Officer’s target annual cash incentive payment was multiplied by the 2019 NEO AM Reimbursement Percentage to calculate each Named Executive Officer’s target annual cash incentive payment for our annual cash incentive program (the “AM Target Bonus”). The remainder of each Named Executive Officer’s target annual cash incentive payment was classified as the target annual cash incentive payment under the annual cash incentive program for Antero Resources (the “AR Target Bonus”). The performance levels achieved with respect to the performance metrics established by the Compensation Committee for our annual cash incentive program are then applied to the AM Target Bonus, resulting in the actual value of the annual cash incentive paid by Antero Resources on our behalf and for which we reimburse Antero Resources, as discussed below under “Elements of Direct Compensation—Annual Cash Incentive Awards”. The performance levels achieved with respect to the performance metrics established by the AR Compensation Committee for the Antero Resources annual cash incentive program are then applied to the AR Target Bonus, resulting in the actual value of the annual cash incentive paid by Antero Resources pursuant to its annual cash incentive program.

In 2019, for all of our Named Executive Officers other than Michael Kennedy, approximately 33% of the total target long-term incentive value was attributed to services provided to us and the remainder was attributed to services provided to Antero Resources. This allocation was determined based on an estimate of the anticipated 2019 NEO AM Reimbursement Percentage. Because Mr. Kennedy serves as our Chief Financial Officer and Senior Vice President—Finance and Antero Resources’ Senior Vice President—

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Finance, he holds a position of greater responsibility at the Company than he does at Antero Resources. As a result, the Compensation Committee and the AR Compensation Committee weighted Mr. Kennedy’s target long-term incentive value nearly equally between the two companies, an allocation that more heavily favors the Company than the estimated 2019 NEO AM Reimbursement Percentage would have provided. A different process was used to allocate the long-term incentive compensation target value than was used to allocate the base salary or annual cash incentive target amounts for our Named Executive Officers because the long-term incentive awards were granted in the Spring of 2019, long before the 2019 NEO AM Reimbursement Percentage was known.

We also reimburse Antero Resources for the portion of the cost of all health and welfare benefits, employer 401(k) contributions, and the limited perquisites provided to our Named Executive Officers by Antero Resources that are attributable to services provided to us, which amount is calculated as the product of the total cost of such benefits and the 2019 NEO AM Reimbursement Percentage.

Consistent with the allocation of compensation expense for our Named Executive Officers described above, unless otherwise indicated, the information included in this Compensation Discussion and Analysis, as well as the tables that follow, only pertains to the compensation paid by us for services our Named Executive Officers provided to us in 2019. For information regarding compensation paid to our Named Executive Officers for services provided to Antero Resources in 2019, please see the Proxy Statement filed by Antero Resources on April 27, 2020.

Role of Management

The CEO and the President typically provide recommendations to the Compensation Committee and the AR Compensation Committee regarding the compensation levels for the other Named Executive Officers and for our executive compensation program as a whole. In making their recommendations, the CEO and the President consider each Named Executive Officer’s performance during the year, the Company’s performance during the year, compensation levels of similarly situated executives of companies with which we compete for executive talent and independent oil and gas company compensation surveys. The Compensation Committee, in joint discussion with the AR Compensation Committee, considers these recommendations when reviewing the performance of, and setting compensation for, the other executive officers.

Role of External Advisors

The Compensation Committee has the authority to retain an independent executive compensation consultant. For 2019, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”). In compliance with the SEC and NYSE disclosure requirements, the Compensation Committee reviewed the independence of F.W. Cook under six independence factors. After its review, the Compensation Committee determined that F.W. Cook was independent.

In 2019, F.W. Cook:

•	Collected and reviewed all relevant company information, including our historical compensation data and our organizational structure;

•	With input from management, confirmed the peer group of companies to use for executive compensation comparisons;

•	Assessed our compensation program’s position relative to market for our Named Executive Officers, other vice presidents, and stated compensation philosophy;

•	Prepared a report of its analysis, findings and recommendations for our executive compensation program; and

•	Completed other ad hoc assignments, such as helping with the design of incentive arrangements.

F.W. Cook’s reports were provided to the Compensation Committee and the AR Compensation Committee in 2019 and also used by Messrs. Rady and Warren in making their recommendations to the Compensation Committee and the AR Compensation Committee.

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Competitive Peer Analysis

When assessing the soundness of our compensation programs, the Compensation Committee compares the pay practices for our Named Executive Officers against the pay practices of other companies. This process recognizes our philosophy that our compensation practices should be competitive, though marketplace information is only one of the many factors we consider.

Messrs. Rady and Warren used market compensation data provided by F.W. Cook to assess the total compensation levels of our Named Executive Officers relative to market and to make recommendations to the Compensation Committee and the AR Compensation Committee. Market data is developed by comparing each executive officer’s compensation with that of similarly situated officers of companies in the Peer Group (described below) and of E&P companies in general. In determining whether an officer is similarly situated, we consider the specific responsibilities assumed by our executives and executives at other organizations, and greater weight is given to Peer Group data if a position appears comparable to the position of one of our Named Executive Officers. Otherwise, we supplement Peer Group data with industry data from the 2019 Oil and Gas E&P Industry Compensation Survey prepared by Effective Compensation, Incorporated.

Peer Group

In 2019, F.W. Cook recommended, and after evaluation and discussion the AR Compensation Committee approved, a peer group of onshore publicly traded oil and gas companies that are reasonably similar to Antero Resources in terms of size and operations, which was consistent with the 2018 peer group for Antero Resources. Because aggregate total compensation for our Named Executive Officers is set jointly by both the Compensation Committee and the AR Compensation Committee, a single peer group is used for this joint analysis. Over two-thirds of the compensation our Named Executive Officers receive is for services provided to Antero Resources. As a result, a peer group reflective of peer companies of Antero Resources, rather than a peer group reflective of our peer companies, is used to establish total target compensation for our Named Executive Officers. We refer to the following 17 companies as the “Peer Group”:

•	Cabot Oil & Gas Corporation	•	Diamondback Energy, Inc.	•	Range Resources Corporation
•	Cimarex Energy Co.	•	EQT Corporation	•	SM Energy Company
•	CNX Resources Corporation	•	Noble Energy, Inc.	•	Southwestern Energy Company
•	Concho Resources Inc.	•	Parsley Energy, Inc.	•	Whiting Petroleum Corporation
•	Continental Resources Corporation	•	Pioneer Natural Resources Company	•	WPX Energy, Inc.
•	Devon Energy Corporation	•	QEP Resources, Inc.

Positioning Versus Market

We determined that it was appropriate to target the median of the Peer Group for base salaries, target annual cash incentive awards, and long-term equity-based incentive awards for 2019. As noted throughout this Compensation Discussion and Analysis, target compensation is only one of many factors considered by the Compensation Committee and the AR Compensation Committee when setting compensation levels for our Named Executive Officers.

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Elements of Direct Compensation

Our Named Executive Officers’ compensation for 2019 included the key components described below with respect to the compensation awarded during the time they served as our executive officers.

Pay Component	Form of Pay	How Amount is Determined	Objective
Base salary	Cash	Market-competitive amount that reflects the executive’s relative skills, responsibilities, experience and contributions	Provide a minimum, fixed level of cash compensation
Annual incentive awards	Cash	Performance against four metrics	Encourage performance that is aligned with our business strategy and that should lead to long-term shareholder value
Long-term incentive awards	50% performance share units	Three-year return on invested capital	Encourage performance that should lead to long-term shareholder value
	50% restricted stock units	Four-year ratable vesting	Provide an additional retention mechanism

With respect to the compensation attributable to services provided by our Named Executive Officers to the Company, the components of our Named Executive Officers’ compensation, at target, were distributed as shown below for our CEO and our other Named Executive Officers for 2019.

Base Salaries

Base salaries are designed to provide a minimum, fixed level of cash compensation for services rendered during the year. In addition to providing a base salary that is competitive with salaries paid by other independent oil and gas exploration and production companies, the Compensation Committee, in discussion with the AR Compensation Committee, also considers whether our pay levels appropriately align each Named Executive Officer’s base salary level relative to the base salary levels of our other officers. Our objective is to have base salaries that accurately reflect each officer’s relative skills, experience and contributions to the Company. To that end, annual base salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;

•	the period over which the officer has performed these responsibilities;

•	the scope, level of expertise, and experience required for the officer’s position;

•	the strategic impact of the officer’s position; and

•	the potential future contribution and demonstrated individual performance of the officer.

In addition to the individual factors listed above, the Compensation Committee, in discussion with the AR Compensation Committee, considers our overall business performance and implementation of Company objectives when determining annual base salaries. While these metrics generally provide context for making salary decisions, base salary decisions do not depend on attainment of specific goals or performance levels and no specific weighting is given to one factor over another.

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Base salaries are reviewed annually, but are not necessarily increased if the Compensation Committee, in discussion with the AR Compensation Committee, believes that (1) our executives are currently compensated at proper levels in light of Company performance or external market factors, or (2) an increase or addition to other elements of compensation would be more appropriate in light of our stated objectives.

In March 2019, after comparing base salary levels to those of similarly situated executives in the Peer Group, and considering the individual and business factors described above, Messrs. Rady and Warren recommended to the AR Compensation Committee that the Named Executive Officers other than themselves receive an increase in their respective base salaries by 7% for Messrs. Schopp and Kilstrom and 4% for Mr. Kennedy. The AR Compensation Committee approved this recommendation, and such base salaries were subsequently approved by the Compensation Committee. Also in March 2019, prior to his promotion, Mr. Ash received a 3% increase in his base salary. Additionally, in connection with his promotion, Mr. Ash received a subsequent 9% increase in his base salary. The table below reflects the portion of the base salary, following the previously described adjustments, for each Named Executive Officer allocated to the Company, as discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses.”

Executive Officer	Allocated Base Salary
Paul M. Rady	$ 238,095
Glen C. Warren, Jr.	$ 178,988
Alvyn A. Schopp	$ 131,813
Michael N. Kennedy	$ 111,000
W. Patrick Ash	$ 101,288
Kevin J. Kilstrom(1)	$ 131,813

(1)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Annual Cash Incentive Awards

Purpose and Operation

Annual cash incentive payments, which we also refer to as cash bonuses, are a key component of each Named Executive Officer’s annual compensation package. The annual incentive plan is based on a balanced scorecard that is used to measure our performance.

The Compensation Committee, in discussion with the AR Compensation Committee, adopted bonus targets for each of the Named Executive Officers, expressed as a percentage of base salary. The Compensation Committee, in discussion with the AR Compensation Committee, also considered our compensation strategy of providing incentive compensation opportunities that are competitive with the market median in setting the 2019 bonus targets. The Named Executive Officers have the opportunity to earn up to 150% of their individual bonus targets. The Company’s allocated portion, as discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses,” of the annual incentive targets for each of the Named Executive Officers is set forth below:

Executive Officer	2019 Target Bonus (as a % of base salary)
Paul M. Rady	120%
Glen C. Warren, Jr.	100%
Alvyn A. Schopp	85%
Michael N. Kennedy	85%
W. Patrick Ash	80%
Kevin J. Kilstrom(1)	85%

(1)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

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Performance Metrics

For 2019, the Compensation Committee adopted an annual incentive program that provides objectively determinable payouts, which we believe promotes transparency and motivates our Named Executive Officers to accomplish specific objectives. This structure is intended to provide payout levels that are consistent with our shareholders’ investment experience. The Compensation Committee selected the four metrics described below for the 2019 fiscal year under our annual incentive plan. These metrics, which were specifically chosen for their importance in supporting the strategic initiatives we established for 2019, are weighted equally in calculating annual bonuses.

The following table shows the results of the 2019 annual incentive program:

Weighting Factor	Selected Metrics	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Performance Score (% of Target)	Weighted Score
25%	Distributable Cash Flow per Share(1)	$1.30	$1.35	$1.45	$1.35	99%	24.75%
25%	Net Debt/EBITDA(2)	3.50x	3.25x	3.00x	3.49x	52%	13%
25%	Return on Invested Capital(3)	10%	11%	12%	13%	150%	37.5%
25%	Safety and Environmental(4)	0.650 TRIR	0.560 TRIR	0.475 TRIR	0.492 TRIR	140%	11.667%
		0.100 LTIR	0.070 LTIR	0.030 LTIR	0.055 LTIR	118.75%	9.896%
		—	0 Notices	—	0 Notices	100%	8.333%
100%						TOTAL	105.146%

(1)	Distributable Cash Flow per Share
Definition. Total distributable cash flow divided by diluted shares outstanding of 508.1 million shares.
Rationale. Distributable cash flow is used as a performance metric to compare the cash available to pay out in the form of dividends to shareholders.
(2)	Net Debt/EBITDA
Definition. Year-end 2019 net debt divided by 2019 full-year adjusted EBITDA.
Rationale. Managing the balance sheet leverage is essential for growing the business efficiently. Net Debt/EBITDA is a key debt coverage ratio that motivates management to minimize debt relative to cash flow.
(3)	Return on Invested Capital
Definition. Adjusted net income plus income tax expense plus interest expense (EBIT), divided by the average total capitalization at year-end 2018 and year-end 2019. Total capitalization is equal to long-term debt plus shareholder’s equity. 2018 year end capitalization is pro forma for the Transactions, as outlined in the pro forma financials on the Form 8-K filed by the Company on March 12, 2019.
Rationale. ROIC is used as a performance metric that measures the efficiency of our capital investments and quality of our earnings. ROIC is a metric that many investors consider when assessing the performance of companies in our section and how much value is created for shareholders.
(4)	Safety and Environmental
Definition. The Company measured performance in the Safety and Environmental performance category through several lagging indicators:

•	Lost Time Incident Rate (“LTIR”). This metric refers to the number of lost time injuries (i.e., work-related injuries that result in an employee being unable to perform normal work duties the work day following the injury event). LTIR is calculated first by multiplying the total number of lost time injuries by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	Total Recordable Incident Rate (“TRIR”). This metric refers to the number of OSHA recordable injuries/illnesses (i.e., work-related injuries/ illnesses that result in medical intervention beyond first aid). TRIR is calculated first by multiplying the total number of recordable injuries/ illnesses by 200,000, and then dividing that product by the number of labor hours for the recording period.
•	Environmental. Performance with respect to this metric is attained if there are no major environmental related Notices of Violation (fines not exceeding $100,000) occurring during the measurement period.
In addition, the Company monitored several leading indicators in determining performance for the Safety and Environmental performance category. Leading indicators are proactive, preventative and predictive measures that provide current information regarding the effective performance, activities and processes of a Safety and Environmental system that may help identify, eliminate or control risks in the workplace. Management reviewed the progress of each leading indicator throughout 2019 and assessed if performance was adequate in light of the Company’s operation. These leading indicators include: HSSE training, Operational Safety Steering Team activities, Corrective Action/ Preventative Action closeout, Environmental Compliance Audit Score, Operational Risk Register Reviews, and Field Safety Committee meeting compliance.
Rationale. Maintaining a safe work environment and sustainable environmental record is critical to the success of the business and execution of our strategy. Measuring safety and environmental metrics motivates all participants to maintain focus on these metrics.

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2019 Annual Incentive Program Payouts

The Compensation Committee evaluated the 2019 annual incentive scorecard and considered the factors noted above. Our performance for 2019 resulted in a payout calculation of 105.146%. We are aware that equity prices for midstream companies remain depressed, and in recognition of these market conditions, the Compensation Committee reduced the payouts for Messrs. Rady and Warren from 105.146% to approximately 95% of their target bonuses. No adjustments were made to the bonuses for the other Named Executive Officers, and there were no adjustments for individual performance. As adjusted, we believe that the results of our annual incentive program are appropriate and aligned with the performance of the Company. Payments under the annual incentive plan will help us to retain and reward the executive team that is responsible for our success. The Compensation Committee approved 2019 annual incentive bonuses paid in March 2020 in the amounts shown below for the Named Executive Officers.

Executive Officer	2019 Target Bonus ($)	Performance Achievement Level (Percentage of Target)	Adjusted Performance Achievement Level (Percentage of Target)	Actual 2019 Bonus ($)
Paul M. Rady	285,714	105.146%	95.32%	272,335
Glen C. Warren, Jr.	178,988	105.146%	95.35%	170,663
Alvyn A. Schopp	112,041	105.146%	105.146%	117,806
Michael N. Kennedy	94,350	105.146%	105.146%	99,205
W. Patrick Ash	81,030	105.146%	105.146%	85,200
Kevin J. Kilstrom	112,041	—		—	(1)
(1)	As a result of his retirement in August 2019, Mr. Kilstrom was not eligible to receive a payout under the 2019 annual incentive program.

Long-Term Equity-Based Incentive Awards

Target Value of Long-Term Incentive Awards

In 2019, the Compensation Committee, in discussion with the AR Compensation Committee, determined that it was appropriate for the target value of the equity awards granted to our Named Executive Officers to target the 50th percentile of long-term incentive awards granted to executive officers of the members of the Peer Group. As discussed above under “Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses,” the portion of this target value that was allocated to the Company determined the size of the long-term incentive awards granted to our Named Executive Officers in 2019, as set forth in the table below:

Executive Officer	2019 Allocated Target Long-Term Incentive Value(1)
Paul M. Rady	$2,200,000
Glen C. Warren, Jr.	$900,000
Alvyn A. Schopp	$450,000
Michael N. Kennedy	$650,000
W. Patrick Ash	$200,000
Kevin J. Kilstrom(2)	$450,000
(1)	The amounts set forth in this column differ from the amounts set forth under the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” below, as these amounts were set by the Compensation Committee and then divided by the closing price on the applicable date of grant to determine the number of restricted stock units and target performance share units to be granted. The amounts set forth under “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” below reflect the grant date fair value of the number of restricted stock units and target performance share units granted, as computed in accordance with FASB ASC Topic 718, resulting in a higher value attributable to the grants under those tables.
(2)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

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Long-Term Incentive Awards Granted in 2019

Other than for Mr. Ash, who was not an executive officer at the time annual grants were made in 2019, one-half of the long-term incentive awards for our Named Executive Officers were in the form of performance share units and one-half were in the form of restricted stock units. Mr. Ash received 100% of his award in the form of restricted stock units. The number of performance share units and restricted stock units granted to our Named Executive Officers in 2019 are described more fully under “Grants of Plan-Based Awards for Fiscal Year 2019 ” below.

The restricted stock units granted to our Named Executive Officers in 2019 vest ratably on the first four anniversaries of the date of grant, subject to continued service. All of the performance share units granted in 2019 vest based on return on invested capital, or “ROIC,” (the “ROIC PSUs”). The Compensation Committee selected ROIC in order to motivate the Named Executive Officers to make decisions that result in efficient deployment of capital in the business. Additionally, ROIC is a metric that many investors consider when assessing the performance of companies in our sector.

In order to achieve payout of the ROIC PSUs, the Company’s ROIC must be at least 85% of the “Target ROIC” (which is equal to 15%) at the end of the three-year performance period on December 31, 2021, with the payout determined as follows:

Performance Level	ROIC	Performance Payout %
Below Threshold	< 85% of Target ROIC	0%
Threshold	85% of Target ROIC	50%
Target	Target ROIC	100%
Maximum	≥ 115% of Target ROIC	200%

Other Benefits

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of Antero Resources’ employee health and welfare benefit arrangements on the same basis as other employees of Antero Resources (subject to applicable law). These arrangements include medical, dental and disability insurance, as well as health savings accounts.

These benefits are provided in order to ensure that we and Antero Resources can competitively attract and retain officers and other employees. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all Antero Resources employees.

Retirement Benefits

Antero Resources maintains an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. Participation in the 401(k) plan is at the discretion of each individual Antero Resources employee, and our Named Executive Officers participate in the plan on the same basis as all other employees. The plan permits Antero Resources to make discretionary matching and non-elective contributions.

During 2019, Antero Resources matched 100% of the first 6% of eligible compensation that employees contribute to the plan, as such contributions are limited by applicable laws and the terms of the 401(k) plan. These matching contributions are immediately fully vested. As part of our general and administrative expense, we reimbursed Antero Resources for a portion of these matching contributions.

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Perquisites and Other Personal Benefits

We believe the total mix of compensation and benefits provided to our Named Executive Officers is currently competitive. Therefore, perquisites do not play a significant role in our Named Executive Officers’ total compensation.

Impact of Simplification Transaction

As described below under “Related Person Transactions—Agreements with Antero Resources Corporation—Simplification Agreement,” on March 12, 2019, we completed the transactions contemplated by the Simplification Agreement (the “Transactions”). In connection with the closing of the Transactions, outstanding phantom units under the Antero Midstream Partners LP Long-Term Incentive Plan (the “AMLP LTIP”) and Series B Units in Antero IDR Holdings LLC (“IDR LLC”) held by certain Named Executive Officers were converted or exchanged as described below. The Transactions did not constitute a “change in control” transaction under the applicable compensation arrangements, thus there were no change in control payments paid to the Named Executive Officers in connection with the Transactions.

AMLP Phantom Units

Prior to the consummation of the Transactions, our Named Executive Officers spent a portion of their time providing services to Antero Midstream Partners LP (“AMLP”), and thus were entitled to receive grants of equity-based awards under the AMLP LTIP. In November 2014, each of our Named Executive Officers was granted phantom units under the AMLP LTIP in connection with the initial public offering of AMLP . In April 2016 and 2017, each of our Named Executive Officers was granted additional phantom units under the AMLP LTIP as compensation for their additional services provided to AMLP . No phantom units under the AMLP LTIP were granted during 2018. Phantom units granted under the AMLP LTIP generally represented the right to receive common units of AMLP upon vesting.

At the effective time of the Transactions, each outstanding phantom unit under the AMLP LTIP, including those held by our Named Executive Officers, was converted into a restricted stock unit of the Company with substantially the same terms and conditions (including with respect to vesting) applicable to such phantom unit award immediately prior to the effective time of the Transactions, representing the right to receive a number of shares of common stock of the Company equal to (i) the number of common units of AMLP subject to such phantom unit award immediately prior to the effective time of the Transactions, multiplied by (ii) 1.8926. Additionally, all distribution equivalent rights granted in tandem with a corresponding phantom unit award were converted into a distribution equivalent right of the Company with substantially the same terms and conditions (including with respect to vesting) applicable to such distribution equivalent right immediately prior to the effective time of the Transactions, representing the right to receive (i) any balance accrued on such distribution equivalent right as of the effective time of the Transactions and (ii) any dividends paid or distributions made by the Company from and after the effective time of the Transactions with respect to the number of shares of common stock of the Company subject to the converted phantom unit award to which such converted distribution equivalent right relates.

Series B Units in IDR LLC

IDR LLC was formed to hold 100% of AMLP’s IDRs. To the extent vested, the Series B Units in IDR LLC entitled the holders thereof to receive, subject to the terms and provisions of the limited liability company agreement of IDR LLC (the “IDR LLC Agreement”) and the incentive unit award agreements pursuant to which the awards were granted, a proportionate amount of up to 6% of any future profits of IDR LLC

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that resulted from any distributions on AMLP’s IDRs that were held by IDR LLC in excess of $7.5 million per quarter. Unvested Series B Units in IDR LLC were not entitled to receive any distributions; however, in connection with any subsequent distribution on AMLP’s IDRs following the date an unvested Series B Unit in IDR LLC became vested, the holder of such vested Series B Unit in IDR LLC was entitled to receive an additional distribution equal to the aggregate amount of distributions that would have been made with respect to such Series B Unit in IDR LLC during the period in which such Series B Unit was unvested if such Series B Unit had been vested.

The unvested Series B Units in IDR LLC issued to Messrs. Rady and Warren on December 31, 2016, were scheduled to become vested on December 31, 2019, so long as the applicable executive remained continuously employed by us or one of our affiliates through such date. The unvested Series B Units in IDR LLC issued to Mr. Kennedy on January 10, 2017 were scheduled to become vested on December 31, 2019, so long as Mr. Kennedy remained continuously employed by us or one of our affiliates through such date.

At the effective time of the Transactions, each holder of Series B Units in IDR LLC, including our Named Executive Officers, transferred each Series B Unit in IDR LLC it owned (vested and unvested) in exchange for (i) 176.0041 shares of common stock of the Company, all of which vested on December 31, 2019 in accordance with the applicable equity grant agreement pursuant to which the Series B Unit in IDR LLC was originally issued, (ii) an amount in cash equal to the unpaid distributions (other than tax distributions) declared with respect to vested Series B Units in IDR LLC, if any, pursuant to the distribution provisions of the IDR LLC Agreement, and (iii) an amount in cash deposited into an escrow account equal to the distributions declared with respect to unvested Series B Units in IDR LLC, excluding any amounts attributable to any distributions made with respect to unvested Series B Units in IDR LLC after December 31, 2018 but prior to the effective time of the Transactions (collectively, the “Series B Exchange”). The Named Executive Officers who held Series B Units were not entitled to receive any dividends paid by the Company during 2019 on any unvested shares of common stock of the Company received in exchange for such Series B Units.

2020 Compensation Decisions

Responsiveness to Current Economic Environment

This Proxy Statement relates to compensation and performance in 2019 and prior years, neither of which were affected by the unprecedented disruption the economy and our industry is currently facing. Given the market uncertainty and share price volatility since February of 2020, the Board and the Compensation Committee have done the following to be responsive to stockholders:

•	Approved no 2020 salary increases for our Named Executive Officers;
•	Deferred approval of the 2020 short-term incentive plan program, including performance targets and goals; and
•	Deferred 2020 long-term incentive plan annual grants to all AM LTIP participants, including our Named Executive Officers (other than to Messrs. Schopp, Kennedy and Ash, to whom the Compensation Committee does not plan to grant annual awards during 2020 as a result of their receipt of the retention awards described below in January 2020).

2020 Targeted Retention Actions

In January 2020, our Compensation Committee approved retention awards to Messrs. Schopp, Kennedy and Ash, which were comprised of restricted stock units and cash awards. For Mr. Schopp, these awards vest over the course of two years and for Mr. Kennedy and Ash they vest over three years. The Compensation Committee believes that these awards are imperative to help us succeed in implementing our short- and long-term business plans in the current environment of lower commodity prices and challenging capital markets by retaining these key executives. The retention awards were comprised of

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restricted stock units and cash awards because they generally have the strongest retentive properties.

Messrs. Schopp, Kennedy and Ash are uniquely qualified to execute our goals due to their institutional knowledge, strategic insight and unique skill sets. We feel this retention program adds a level of assurance to achieve our corporate objectives and maintain continuity, which we deem critical at this time.

Mr. Schopp has been an integral member of our senior management team for over 16 years. We believe that he is vital to our continued contract negotiations and regulatory and litigation management as a result of his experience and knowledge of ongoing matters and negotiations, the breadth of his industry contacts, and his past litigation success. The awards were designed to motivate Mr. Schopp to lead certain ongoing projects to a successful completion as well as prepare a succession team to seamlessly take over his work following his eventual retirement.

Mr. Kennedy is our Chief Financial Officer and a critical player in developing our financial plan and financial risk mitigation strategy for the next several years. Further, Mr. Kennedy continues to provide valuable tactical advice related to budget management, forecasting and finance for the Company.

The vast majority of our operations report to Mr. Ash, who is one of our chief architects of strategic and operational planning. He plays a key role in development of our annual business outlook upon which our financial and operational plans are built.

We strongly believe that our people are our greatest asset and that consistent leadership through challenging economic times is critical.

The Compensation Committee does not plan to grant additional annual long-term equity incentive awards to Messrs. Schopp, Kennedy and Ash during 2020 as a result of their receipt of the 2020 retention awards.

Other Matters

Employment, Severance or Change-in-Control Agreements

We do not maintain any employment, severance or change-in-control agreements with any of our Named Executive Officers.

As discussed below under “Potential Payments Upon a Termination or a Change in Control,” any of Messrs. Rady, Warren, Schopp, Kennedy or Ash could be entitled to receive accelerated vesting of his performance share units and restricted stock units in the Company that remain unvested upon his termination of employment with us under certain circumstances or upon the occurrence of certain corporate events.

Stock Ownership Guidelines

Following the closing of the Transactions, we adopted stock ownership guidelines, pursuant to which our executive officers are required to own a minimum number of shares of our common stock within five years of the adoption of the guidelines, or within five years of becoming an executive officer. In particular, each of our executive officers is required to own shares of our common stock having an aggregate fair market value equal to at least a designated multiple of the executive officer’s base salary. The guidelines for executive officers are set forth in the table below.

Officer Level	Ownership Guideline
Chief Executive Officer, President, and Chief Financial Officer	5x annual base salary
Vice President	3x annual base salary
Other Officers (if applicable)	1x annual base salary

Compliance with these guidelines is measured as of June 30 of each year. If an individual covered by the ownership guidelines has satisfied the guidelines on a prior determination date, a decrease in our stock price without a sale of shares will not result in non-compliance on a subsequent determination date. As of June 30, 2019, each of our Named Executive Officers had not been executive officers for at least five years and had time remaining to achieve compliance with the stock ownership guidelines.

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Tax and Accounting Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally imposes a $1 million limit on the amount of compensation paid to “covered employees” (as defined in Section 162(m)) that a public corporation may deduct for federal income tax purposes in any year. The “Tax Cuts and Jobs Act,” enacted in 2017, repealed the performance-based compensation exception to the Section 162(m) deduction limitation for tax years beginning after December 31, 2017. In addition, the Tax Cuts and Jobs Act generally expanded the scope of who is considered a “covered employee.” With these changes, compensation paid to certain of our executives will be subject to the $1 million per year deduction limitation imposed by Section 162(m) unless such compensation qualifies for the transition relief applicable to certain compensation arrangements in place as of November 2, 2017. While we will continue to monitor our compensation programs in light of the deduction limitation imposed by Section 162(m), our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders. As a result, we have not adopted a policy requiring that all compensation be fully deductible. The Compensation Committee may conclude that paying compensation at levels in excess of the limits under Section 162(m) is nevertheless in the best interests of the Company and our shareholders. It is likely that the Company will not be able to deduct for federal income tax purposes a portion of the compensation paid to our Named Executive Officers in 2019.

Many other Code provisions and accounting rules affect the payment of executive compensation and are generally taken into consideration as our compensation arrangements are developed. Our goal is to create and maintain compensation arrangements that are efficient, effective and in full compliance with these requirements.

Risk Assessment

We have reviewed our compensation policies and practices to determine if they create risks that are reasonably likely to have a material adverse effect on our Company. In connection with this risk assessment, we reviewed the design of our compensation and benefits program and related policies and determined that certain features of our programs and corporate governance generally help mitigate risk. Among the factors considered were the mix of cash and equity compensation, the balance between short- and long-term objectives of our incentive compensation, the degree to which programs provide for discretion to determine payout amounts, and our general governance structure.

Our Compensation Committee believes that our approach of evaluating overall business performance and implementation of company objectives assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk-management practices.

•	The Compensation Committee believes our overall compensation program provides a reasonable balance between short- and long-term objectives, which helps mitigate the risk of excessive risk-taking in the short term.
•	The metrics that determine ultimate value awarded under our incentive compensation programs are associated with total company value. We do not believe these metrics create pressure to meet specific financial or individual performance goals.
•	The performance criteria reviewed by the Compensation Committee in determining cash bonuses are based on overall performance relative to continually evolving objectives, and the Compensation Committee uses its subjective judgment in setting bonus levels for our officers. This is consistent with the Compensation Committee’s belief that applying company-wide objectives encourages decision-making that is in the best long-term interests of our Company and our stakeholders as a whole.
•	The mix of time- and performance-based equity awards and multi-year vesting of our equity awards discourages excessive risk-taking and undue focus on short-term gains that may not be sustainable.

Due to the foregoing program features, the Compensation Committee concluded that our compensation policies and practices for all employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on the Company.

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Tally Sheets

The Compensation Committee and the AR Compensation Committee use tally sheets as a reference point in reviewing and establishing our Named Executive Officers’ compensation. The tally sheets provide a holistic view of all material elements of our Named Executive Officers’ compensation, including base salary, annual cash incentive awards, long-term equity incentive awards and indirect compensation such as perquisites and retirement benefits, including the portions of such compensation that are paid for services provided to Antero Resources. Tally sheets also demonstrate the amounts each executive could potentially receive under various termination and change in control scenarios, as well as a summary of all shares beneficially owned.

Hedging and Pledging Prohibitions

Our Insider Trading Policy prohibits our Named Executive Officers from engaging in speculative transactions involving our common stock, including buying or selling puts or calls, short sales, purchases of securities on margin, or otherwise hedging the risk of ownership of such securities. The Insider Trading Policy also prohibits our Named Executive Officers from pledging shares of such securities as collateral.

Clawback Policy

We have adopted a general clawback policy covering long-term incentive award plans and arrangements. The clawback policy applies to our current Named Executive Officers as well as certain of our former Named Executive Officers. Generally, recoupment of compensation would be triggered under the policy in the event of a financial restatement caused by fraud or intentional misconduct. In the event of such misconduct, we may recoup performance-based equity compensation that was granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the period in which such misconduct took place. The clawback policy gives the policy administrator discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets a specified standard, the amount of compensation to be clawed back, and the form of reimbursement to the Company.

In order to comply with applicable law, the clawback policy may be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In addition, the AM LTIP generally provides that, to the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Compensation Committee, all awards under the AM LTIP are subject to the provisions of any clawback policy the Company implements.

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Board of Directors has determined that the Compensation Discussion and Analysis shall be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Compensation Committee Members*:

David H. Keyte, Chairman John C. Mollenkopf W. Howard Keenan, Jr.

*	Includes all members of the Compensation Committee as of the time the Compensation Committee Report was approved for inclusion in this Proxy Statement .

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EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2019, 2018 and 2017. Unlike in 2017 and 2018, for 2019, the table reflects only the portion of the compensation earned by our Named Executive Officers attributable to their services to the Company and does not include compensation earned for services provided to Antero Resources or its subsidiaries. As a result, the compensation included for 2019 is lower than the compensation included for 2017 and 2018. See above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses” for further discussion of the allocation methodology used.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul M. Rady (Chairman of the Board of Directors and Chief Executive Officer)	2019	238,095	—	2,690,973	15,200,000	272,335	4,662	18,406,065	(4)
	2018	858,000	—	7,520,882	—	753,140	11,000	9,143,022
	2017	853,833	823,680	8,240,720	—	—	10,800	9,929,033
Glen C. Warren, Jr. (Director, President and Secretary)	2019	178,988	—	1,100,860	10,133,650	170,663	4,662	11,588,823	(4)
	2018	645,000	—	3,076,725	—	471,810	11,000	4,204,534
	2017	641,833	516,000	5,493,827	—	—	10,800	6,662,460
Alvyn A. Schopp (Chief Administrative Officer, Regional Sr. Vice President and Treasurer)	2019	130,423	—	550,429	—	117,806	4,662	803,320
	2018	442,800	—	1,538,352	—	276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—	—	10,800	2,840,566
Michael N. Kennedy (Chief Financial Officer and Sr. Vice President—Finance)	2019	110,364	—	795,057	1,266,350	99,205	4,662	2,275,638	(4)
	2018	384,375	—	1,538,352	—	240,157	11,000	2,173,884
	2017	373,167	300,000	2,032,733	—	—	10,800	2,716,700
W. Patrick Ash(7) (Sr. Vice President—Reserves, Planning & Midstream)	2019	96,993	—	199,996	—	85,200	4,662	386,851

Kevin J. Kilstrom(8) (Former Sr. Vice President— Production)	2019	83,875	—	450,004	—	—	4,662	538,541
	2018	442,800	—	1,538,352	—	276,661	11,000	2,268,813
	2017	429,833	367,200	2,032,733	—	—	10,800	2,840,566

(1)	The amounts in this column may differ from those reported above under “Compensation Discussion and Analysis—Elements of Direct Compensation—Base Salaries” due to the fact that adjustments to the base salaries of our Named Executive Officers for the 2019 fiscal year took effect on March 1, 2019.
(2)	The annual incentive program implemented in 2019 is intended to incentivize our Named Executive Officers to achieve specific performance goals throughout the year, and, as a result, such amounts earned under the annual incentive program for 2019 are reported in the “Non-Equity Incentive Plan Compensation” column, rather than the “Bonus” column.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AM LTIP, each as computed in accordance with FASB ASC Topic 718. Additionally, the amounts in this column for Messrs. Rady, Warren, Schopp and Kennedy represent the incremental fair value of the modification on December 17, 2019 of the performance share unit awards granted to the Named Executive Officers in 2019, as computed in accordance with FASB ASC Topic 718 and as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Amendment to Performance Share Units.” See Note 13 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The unvested Series B Units in IDR LLC, originally granted in December 2016 and January 2017 prior to the initial public offering of Antero Midstream GP LP, our predecessor entity, were exchanged for restricted shares on March 12, 2019 in connection with the Transactions, which were approved by an overwhelming majority of the common shares held by disinterested shareholders of Antero Midstream GP LP and an overwhelming majority of the common units held by disinterested unitholders of Antero Midstream GP LP. The exchange of the unvested Series B Units resulted in an accounting modification under FASB ASC Topic 718, and the amounts in the “Option Awards” column, which are also included in the “Total” column, represent the incremental fair value of the modification as computed in accordance with FASB ASC Topic 718. Excluding the incremental fair value of the modification for accounting purposes, the total compensation of the Named Executive Officers for 2019 would instead be $3,206,065 for Mr. Rady, $1,455,173 for Mr. Warren and $1,009,288

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for Mr. Kennedy. Absent the Transactions and the Series B Exchange, no value relating to the Series B Units in IDR LLC would be included in this column for 2019. For additional information regarding the Series B Exchange and a supplemental summary compensation table that excludes the impact of the accounting modification, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Exchange.” See Note 13 to our consolidated financial statements for additional detail regarding assumptions underlying the value of unvested Series B Units in IDR LLC.
(5)	The amounts in this column represent the cash bonus paid to each Named Executive Officer under our 2019 annual incentive program.
(6)	The amounts in this column represent the amount of the Company’s allocated portion of Antero Resource’s 401(k) match for fiscal 2019 for each participating Named Executive Officer.
(7)	Effective June 10, 2019, Mr. Ash was promoted from Vice President—Reservoir Engineering and Planning to Senior Vice President—Reserves, Planning and Midstream.
(8)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Grants of Plan-Based Awards for Fiscal Year 2019

The table below sets forth the awards granted to our Named Executive Officers during 2019, including awards under the 2019 annual cash incentive plan and the performance share units and restricted stock units granted under the AM LTIP.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(3)	Fair Value of Stock and Option Awards ($)(4)
Paul M. Rady		142,857	285,714	428,571
Series B Units(5)	3/12/19								15,200,000
RSUs(6)	4/15/19							77,684	1,100,005
ROIC PSUs(7)	4/15/19				38,842	77,684	155,368		1,100,005
ROIC PSUs(8)	12/17/19								490,963
Glen C. Warren, Jr.		89,494	178,988	268,481
Series B Units(5)	3/12/19								10,133,650
RSUs(6)	4/15/19							31,780	450,005
ROIC PSUs(7)	4/15/19				15,890	31,780	63,560		450,005
ROIC PSUs(8)	12/17/19								200,850
Alvyn A. Schopp		56,020	112,041	168,061
RSUs(6)	4/15/19							15,890	225,002
ROIC PSUs(7)	4/15/19				7,945	15,890	31,780		225,002
ROIC PSUs(8)	12/17/19								100,425
Michael N. Kennedy		47,175	94,350	141,525
Series B Units(5)	3/12/19								1,266,350
RSUs(6)	4/15/19							22,952	325,000
ROIC PSUs(7)	4/15/19				11,476	22,952	45,904		325,000
ROIC PSUs(8)	12/17/19								145,057
W. Patrick Ash		40,515	81,030	121,545
RSUs(6)	4/15/19							14,124	199,996
Kevin J. Kilstrom		56,020	112,041	168,061
RSUs(6)	4/15/19							15,890	225,002
ROIC PSUs(7)	4/15/19				7,945	15,890	31,780		225,002

(1)	These columns reflect the threshold, target and maximum amount that may be earned under our 2019 annual incentive plan.
(2)	These columns reflect the threshold, target and maximum number of shares of the Company that may be earned under performance share unit awards granted on April 15, 2019.
(3)	This column reflects the number of restricted stock unit awards granted on April 15, 2019.

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(4)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AM LTIP, as computed in accordance with FASB ASC Topic 718. Additionally, the amounts in this column represent (i) the incremental fair value of the modification on December 17, 2019 relating to the performance share unit awards granted to the Named Executive Officers in 2019 and (ii) the incremental fair value resulting from the Series B Exchange on March 2019 in connection with the Transactions, in each case, as computed in accordance with FASB ASC Topic 718. For additional information regarding the Series B Exchange, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Exchange.” See Note 13 to our consolidated financial statements for additional detail regarding assumptions underlying the value of these equity awards.
(5)	The unvested Series B Units in IDR LLC, originally granted in December 2016 and January 2017 prior to the initial public offering of Antero Midstream GP LP, our predecessor entity, were exchanged for restricted shares on March 12, 2019 in connection with the Transactions, which were approved by an overwhelming majority of the common shares held by disinterested shareholders of Antero Midstream GP LP and an overwhelming majority of the common units held by disinterested unitholders of Antero Midstream GP LP. The exchange of the unvested Series B Units resulted in an accounting modification under FASB ASC Topic 718, and the amounts in the column entitled “Grant Date Fair Value of Stock and Option Awards” represent the incremental fair value of the modification as computed in accordance with FASB ASC Topic 718. Absent the Transactions and the Series B Exchange, no value relating to the Series B Units in IDR LLC would be included in this row for 2019. For additional information regarding the Series B Exchange, please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Exchange.” See Note 13 to our consolidated financial statements for additional detail regarding assumptions underlying the value of unvested Series B Units in IDR LLC.
(6)	These restricted stock units granted on April 15, 2019 are subject to ratable vesting on the first four anniversaries of the date of grant.
(7)	These ROIC PSUs granted on April 15, 2019 are earned (or not) based upon our three-year ROIC performance. Pursuant to the ROIC PSUs, our Named Executive Officers are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the target amount of ROIC PSUs awarded. In order to achieve threshold, target and maximum payouts under the ROIC PSUs, the Company’s ROIC performance must be at or over 85% of the Target ROIC, 100% of the Target ROIC or 200% of the Target ROIC, respectively.
(8)	As described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Amendment to Performance Share Units,” the ROIC PSUs were amended on December 17, 2019, resulting in a share-based payment modification under FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards for Fiscal Year 2019 table.

Series B Unit Exchange

In connection with the Transactions, each outstanding Series B Unit in IDR LLC, originally granted in December 2016 and January 2017 prior to the initial public offering of Antero Midstream GP LP, our predecessor entity, was exchanged for 176.0041 shares of common stock and certain cash amounts, in each case, subject to the same vesting restrictions as applicable to such exchanged Series B Unit in IDR LLC. For accounting purposes, the Series B Exchange was treated as a modification of the unvested Series B Units in IDR LLC under FASB ASC Topic 718 as of the date of the exchange. As a result, SEC rules require that the incremental fair value associated with such modification is required to be reflected in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” table, but this value is not reflective of any new compensation granted by the Compensation Committee to Messrs. Rady, Warren and Kennedy.

The Series B Exchange was originally described in the joint proxy statement/prospectus filed by Antero Midstream GP LP and Antero Midstream Partners LP on January 31, 2019 in connection with the special meetings of their shareholders and unitholders, respectively, on March 8, 2019. At the special meetings, an overwhelming majority of the common shares held by disinterested shareholders of Antero Midstream GP LP and an overwhelming majority of the common units held by disinterested unitholders of Antero Midstream GP LP approved the Transactions.

Because the incremental fair value of the accounting modification resulting from the Series B Unit Exchange included in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” table above is not reflective of any compensatory decisions made by the Compensation Committee, the table below sets forth the total compensation of Messrs. Rady, Warren and Kennedy for the fiscal year ending 2019, excluding the incremental fair value of the accounting modification associated with the Series B Exchange. As a result of the exclusion of the incremental fair value of the accounting modification associated with the Series

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B Exchange and excluding non-effected fiscal years and Named Executive Officers, the information presented in the table below does not meet SEC requirements for the Summary Compensation Table. This table is supplemental to, and not a substitute for, the compensation information reported in the Summary Compensation Table. For additional information regarding the Series B Exchange, please see “Compensation Discussion and Analysis—Impact of the Simplification Transaction—Series B Units in IDR LLC.”

2019 Summary Compensation Table Excluding the Series B Exchange

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Paul M. Rady	2019	238,095	—	2,690,973	272,335	4,662	3,206,065
Glen C. Warren, Jr.	2019	178,988	—	1,100,860	170,663	4,662	1,455,173
Michael N. Kennedy	2019	110,364	—	795,057	99,205	4,662	1,009,288

(1)	The amounts in this column may differ from those reported above under “Compensation Discussion and Analysis—Elements of Direct Compensation—Base Salaries” due to the fact that adjustments to the base salaries of our Named Executive Officers for the 2019 fiscal year took effect on March 1, 2019.
(2)	The annual incentive program implemented in 2019 is intended to incentivize our Named Executive Officers to achieve specific performance goals throughout the year, and, as a result, such amounts earned under the annual incentive program for 2019 are reported in the “Non-Equity Incentive Plan Compensation” column, rather than the “Bonus” column.
(3)	The amounts in this column represent the grant date fair value of restricted stock unit awards and performance share unit awards granted to the Named Executive Officers pursuant to the AM LTIP, each as computed in accordance FASB ASC Topic 718. Additionally, the amounts in this column represent the incremental fair value of the modification on December 17, 2019 of the performance share unit awards granted to the Named Executive Officers in 2019, as computed in accordance with FASB ASC Topic 718, and described in more detail above.
(4)	The amounts in this column represent the cash bonus paid to each Named Executive Officer under our 2019 annual incentive program.
(5)	The amounts in this column represent the amount of the Company’s allocated portion of Antero Resource’s 401(k) match for fiscal 2019 for each participating Named Executive Officer.

Performance Share Units

The Compensation Committee granted performance share unit awards to each of our Named Executive Officers, other than Mr. Ash, in April 2019. The performance share unit awards will be earned based upon our three-year ROIC. The applicable Named Executive Officer must generally remain continuously employed by us from the grant date through April 15, 2022. The potential acceleration and forfeiture events related to these performance share units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Amendment to Performance Share Units

On December 17, 2019, the Compensation Committee amended the terms of the performance share unit awards originally granted to our Named Executive Officers in April 2019 to (i) revise the method for calculating the Company’s ROIC and (ii) adjust the Target ROIC, in each case, to adjust for the change in the accounting method for the Transactions and the impairment of the Clearwater Facility. As a result of the amendment, the Company revalued the awards as of the amendment date under FASB ASC Topic 718. The incremental value of this modification is reflected above in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2019” table.

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Restricted Stock Units

The Compensation Committee granted restricted stock unit awards to each of our Named Executive Officers in April 2019. The restricted stock units vest ratably on the first four anniversaries of the date of grant, if the Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date. The potential acceleration and forfeiture events related to these restricted stock units are described in greater detail under the heading “Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information concerning equity awards granted by the Company to our Named Executive Officers that had not vested as of December 31, 2019.

	Stock Awards
Name	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Paul M. Rady
Restricted Stock Units(3)	176,753	1,341,555
Performance Share Units(4)			155,368	1,179,243
Glen C. Warren, Jr.
Restricted Stock Units(3)	97,827	742,507
Performance Share Units(4)			63,560	482,420
Alvyn A. Schopp
Restricted Stock Units(3)	39,883	302,712
Performance Share Units(4)			31,780	241,210
Michael N. Kennedy
Restricted Stock Units(3)	46,945	356,313
Performance Share Units(4)			45,904	348,411
W. Patrick Ash
Restricted Stock Units(3)	23,067	175,079
Kevin J. Kilstrom(5)	—	—	—	—

(1)	The amounts reflected in this column represent the market value of our common stock underlying the unvested restricted stock unit awards held by the Named Executive Officers, computed based on the closing price of our common stock on December 31, 2019, which was $7.59 per share.
(2)	The amounts reflected in this column represent the market value of our common stock underlying the performance share units reported in the preceding column, computed based on the closing price of our common stock on December 31, 2019, which was $7.59 per share.
(3)	Except as otherwise provided in the applicable award agreement, (i) the unvested restricted stock unit awards reflecting converted phantom units that were granted in 2016 vested on April 15, 2020, (ii) the unvested restricted stock unit awards reflecting converted phantom units that were granted in 2017 vested or will vest ratably on April 15 of each of 2020 and 2021, (iii) the unvested restricted stock unit awards reflecting converted phantom units that were granted in 2018 vested or will vest ratably on January 15 of each of 2020, 2021 and 2022 and (iv) the unvested restricted stock units awards granted in 2019 vested or will vest ratably on April 15 of each of 2020, 2021, 2022 and 2023, in each case, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the applicable vesting date.
(4)	The amounts reflected in this row represent the maximum number of performance share units granted in 2019 because performance as of December 31, 2019 was trending at maximum for payout of these awards. The actual number of shares earned pursuant to performance share units may vary substantially from the amounts set forth above based on actual performance through the end of the applicable performance period. The performance share units granted in 2019 will vest following the Compensation Committee’s determination in April 2022 of our ROIC achievement for the performance period ending December 31, 2021, so long as the applicable Named Executive Officer remains continuously employed by us from the grant date through the Compensation Committee’s determination.
(5)	Mr. Kilstrom held no outstanding equity awards as of December 31, 2019.

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Option Exercises and Stock Vested in Fiscal Year 2019

The following table provides information concerning equity awards that vested or were exercised by our Named Executive Officers during the 2019 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Paul M. Rady	32,000	64,262,615	2,882,307	22,227,130
Glen C. Warren, Jr.	21,333	42,843,067	1,921,422	14,817,205
Alvyn A. Schopp	—	—	15,893	204,702
Michael N. Kennedy	2,667	5,355,888	250,506	1,985,415
W. Patrick Ash	—	—	—	—
Kevin J. Kilstrom(5)	—	—	15,893	204,702

(1)	This column reflects the number of vested Series B Units in IDR LLC that were exchanged for (i) 5,632,131 shares of common stock for Mr. Rady, 3,754,754 shares of common stock for Mr. Warren, and 469,344 shares of common stock for Mr. Kennedy, and (ii) an amount in cash reflecting accrued but unpaid distributions with respect to the vested Series B Units, as described above under “Compensation Discussion and Analysis—Impact of Simplification Transaction—Series B Units in IDR LLC.” The Series B Units in IDR LLC were intended to constitute profits interests for federal tax purposes, rather than traditional option awards.
(2)	This column reflects the value of the (i) shares of common stock each executive received in exchange for the vested Series B Units in IDR LLC, described in more detail in the preceding footnote, computed based on the adjusted closing price of our common stock on the date of the exchange of the Series B Units in IDR LLC, which exchange is described above under “Compensation Discussion and Analysis—Impact of Simplification Transaction—Series B Units in IDR LLC” and (ii) cash reflecting accrued but unpaid distributions with respect to the vested Series B Units.
(3)	This column reflects the (i) number of restricted stock units held by each Named Executive Officer that vested during the 2019 fiscal year and (ii) number of shares of restricted stock received by Messrs. Rady, Warren and Kennedy in exchange for unvested Series B Units in IDR LLC, as described above under “Compensation Discussion and Analysis—Impact of Simplification Transaction—Series B Units in IDR LLC,” which vested on December 31, 2019.
(4)	The amounts reflected in this column represent the aggregate market value realized by each Named Executive Officer upon vesting of the restricted stock unit awards and shares of restricted stock held by such Named Executive Officer, computed based on the adjusted closing price of our common stock on the applicable vesting date.
(5)	Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production.

Pension Benefits

We do not provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not provide nonqualified deferred compensation benefits to our employees.

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Potential Payments Upon Termination or Change in Control

Restricted Stock Units and Performance Share Units

Any unvested restricted stock units subject to time-based vesting criteria granted to our Named Executive Officers under the AM LTIP will become immediately fully vested if the applicable Named Executive Officer’s employment with us terminates due to his death or “disability” or in the event of a “change in control” (as such terms are defined in the AM LTIP). For performance share unit awards, any continued employment conditions will be deemed satisfied on the date of the applicable Named Executive Officer’s termination due to his death or “disability” or upon the occurrence of a “change in control,” the performance period will end on the date of such termination or “change in control,” and such performance share unit awards will be settled based on the actual level of performance achieved as of such date.

In addition, a prorated portion of any performance share units granted in 2019 will vest upon the Named Executive Officer’s termination of employment for any reason other than for “cause,” that occurs after April 15, 2020 and prior to the end of the applicable performance period, based on the number of completed 12-month periods during the applicable performance period.

For purposes of these awards, a Named Executive Officer will be considered to have incurred a “disability” if the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months.

For purposes of these awards, a “change in control” generally means the occurrence of any of the following events:

•	A person or group of persons acquires beneficial ownership of 50% or more of either (a) the outstanding shares of our common stock or (b) the combined voting power of our voting securities entitled to vote in the election of directors, in each case with the exception of (i) any acquisition directly from us, (ii) any acquisition by us or any of our subsidiaries, or (iii) any acquisition by any employee benefit plan sponsored or maintained by us or any entity controlled by us;
•	The incumbent members of the Board cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director that is approved by a vote of at least two-thirds of the incumbent members of the Board shall be considered an incumbent member of the Board for these purposes;
•	The consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of our assets, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) our outstanding common stock immediately prior to such Business Combination represents more than 50% of the outstanding common equity interests and the outstanding voting securities entitled to vote in the election of directors of the surviving entity, (B) no person or group of persons beneficially owns 20% or more of the common equity interests of the surviving entity or the combined voting power of the voting securities entitled to vote generally in the election of directors of such surviving entity, and (C) at least a majority of the members of the board of directors of the surviving entity were members of the incumbent Board at the time of the execution of the initial agreement or corporate action providing for such Business Combination; or
•	Approval by our shareholders of a complete liquidation or dissolution of the Company.

For purposes of the performance share unit awards, “cause” shall mean a finding by the Compensation Committee of the executive’s: (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the executive’s duties that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates; (iii) willful failure without proper legal reason to perform the executive’s duties; or (iv) a material breach of any material provision of the applicable award agreement or any other written agreement or corporate policy or code of conduct established by us or any of our affiliates that would reasonably be expected to have a material adverse economic effect on us or any of our affiliates.

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Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each Named Executive Officer assuming such Named Executive Officer was terminated either (i) as a result of his death or disability or (ii) for any reason other than cause or a change in control of the Company occurred, in each case, on December 31, 2019. The restricted stock units, performance share units and, once exercised, the stock options represent a direct interest in shares of our common stock, which had a closing price on December 31, 2019, of $7.59 per share.

Name	Restricted Stock Units ($)	Performance Share Units ($)		Total ($)
Paul M. Rady
Death; Disability	1,341,555	1,179,243	(1)	2,520,798
Termination Other Than For Cause	N/A	N/A	(2)	N/A
Change in Control	1,341,555	1,179,243	(3)	2,520,798
Glen C. Warren, Jr.
Death; Disability	742,507	482,420	(1)	1,224,927
Termination Other Than For Cause	N/A	N/A	(2)	N/A
Change in Control	742,507	482,420	(3)	1,224,927
Alvyn A. Schopp
Death; Disability	302,712	241,210	(1)	543,922
Termination Other Than For Cause	N/A	N/A	(2)	N/A
Change in Control	302,712	241,210	(3)	543,922
Michael N. Kennedy
Death; Disability	356,313	348,411	(1)	704,724
Termination Other Than For Cause	N/A	N/A	(2)	N/A
Change in Control	356,313	348,411	(3)	704,724
W. Patrick Ash
Death; Disability	175,079	N/A		175,079
Termination Other Than For Cause	N/A	N/A		N/A
Change in Control	175,079	N/A		175,079
(1)	Acceleration of the performance share unit awards is based upon actual performance as of the date of the termination of employment as a result of the Named Executive Officer’s death or disability. As of December 31, 2019, all such awards were trending at maximum, so the value reflected in this column represents settlement at each award’s maximum value.
(2)	Upon a Named Executive Officer’s termination other than for cause on December 31, 2019, none of the performance share units would have remained outstanding.
(3)	Acceleration of the performance share unit awards granted is based upon actual performance as of the date of the change in control. As of December 31, 2019, all such awards were trending at 200% of target, so the value reflected in this column represents settlement at 200% of each award’s target value.

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Retirement of Mr. Kilstrom

Effective August 16, 2019, Mr. Kilstrom retired as Senior Vice President—Production. In connection with his retirement, Mr. Kilstrom forfeited all outstanding and unvested equity awards.

Equity Compensation Plan Information

The following table sets forth information about securities that may be issued under the existing equity compensation plans of the Company as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted – average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Antero Midstream Corporation Long Term Incentive Plan(2)	1,424,296	N/A	(3)	13,596,444
Equity compensation plans not approved by security holders	—	—		—
TOTAL
(1)	This column reflects the maximum number of shares of our common stock subject to performance share unit awards and the number of shares of our common stock subject to restricted stock unit awards and options granted under the AM LTIP, outstanding and unvested as of December 31, 2019. Because the number of shares of common stock to be issued upon settlement of outstanding performance share unit awards is subject to performance conditions, the number of shares of common stock actually issued may be substantially less than the number reflected in this column.
(2)	The AM LTIP was approved by our shareholders in connection with the approval of the Transactions at the special meeting of Antero Midstream GP LP and Antero Midstream Partners LP in March 2019.
(3)	Only restricted stock units and performance share units have been granted under the AM LTIP; there is no weighted average exercise price associated with these awards.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, this section provides information regarding the relationship of the annual total compensation of all of our employees to the annual total compensation of our CEO, Mr. Rady. For 2019, the median of the annual total compensation of all Company employees (other than our CEO), calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, was $27,097, and the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $18,406,065.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees was 679 to 1.

Impact of Series B Exchange

As a result of the requirements of paragraph (c) (2)(vi) of Item 402 of Regulation S-K, the 2019 annual total compensation of our CEO includes the incremental fair value associated with the exchange of the unvested Series B Units in IDR LLC held by our CEO in connection with the Transactions, even though the exchange did not result in any additional incremental grants to our CEO, as discussed above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Series B Exchange.” Although not intended as a substitute for the above

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disclosed pay ratio, for informational purposes, the table below indicates the ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees, without taking into account the incremental fair value associated with the Series B Exchange:

•	The median of the annual total compensation of all of our empoyees, other than Mr. Rady, was $27,097, which was determined utilizing the methods and assumptions described below.
•	Mr. Rady’s annual total compensation, as reported in the Summary Compensation Table, excluding the incremental fair value associated with the Series B Exchange, was $3,206,065.
•	Based on this information, the adjusted ratio of the annual total compensation of Mr. Rady to the median of the annual total compensation of all of our employees is estimated to be 118 to 1.

Methodology and Assumptions

When identifying our median employee in 2019, we selected December 31, 2019, as the date on which to determine our employee population for purposes of identifying the median of the annual total compensation of all of our employees (other than the CEO), because it was efficient to collect payroll data and other necessary information as of that date. As of December 31, 2019, our employee population consisted of 547 individuals, including all individuals employed by the Company or any of its consolidated subsidiaries, whether as full-time, part-time, seasonal or temporary workers. This population does not include independent contractors engaged by the Company. All of our employees are located in the United States.

In identifying our median employee in 2019, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2019 provided to the Internal Revenue Service (“IRS”), less the amount of each employee’s compensation that we did not reimburse Antero Resources for, calculated using the same methodology used to determine the 2019 NEO AM Reimbursement Percentage, as described above under “Compensation Discussion and Analysis—Implementing Our Compensation Program Objectives—Role of the Antero Resources Compensation Committee and Allocation of Compensation Expenses.” We believe this methodology provides a reasonable basis for determining each employee’s allocated portion of their total annual compensation and is an economical method of evaluating our employee population’s total annual compensation and identifying our median employee. For the 36 employees hired during 2019, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2019 without annualization adjustments, less the amount of such employee’s compensation that we did not reimburse Antero Resources for. No cost-of-living adjustments were made in identifying our median employee, as all of our employees (including our CEO) are located in the United States. This calculation methodology was consistently applied to our entire employee population, determined as of December 31, 2019, in order to identify our median employee in 2019. After we identified our median employee, we calculated each element of our median employee’s annual compensation for 2019 in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K using the allocation methodology described above, which resulted in annual total compensation of $27,097. The difference between our median employee’s total compensation reported on Form W-2 and our median employee’s annual total compensation calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K was $2,861. This amount reflects the Company’s 401(k) match and non-cash imputed earnings offset by benefits deductible from gross income. Similarly, the 2019 annual total compensation of our CEO was calculated in accordance with paragraph (c)(2)(x) of Item 402 of Regulation S-K, as reported in the “Total” column of the Summary Compensation Table.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2020, by:

•	each of our N amed E xecutive O fficers;
•	each of our directors and nominees;
•	all of our directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective directors, officers or more than 5% shareholders, as the case may be. Unless otherwise noted, the mailing address of each person or entity named in the table is 1615 Wynkoop Street, Denver, Colorado, 80202.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
Antero Resources(1)(2)	139,042,345	29.2%
BlackRock, Inc.(3)(4)	25,694,944	5.4%
Invesco Ltd.(5)(6)	63,743,081	13.4%
The Vanguard Group, Inc.(7)(8)	25,910,468	5.4%
Paul M. Rady(9)(10)	28,761,748	6.0%
Glen C. Warren, Jr.(11)(12)	20,807,807	4.4%
W. Howard Keenan, Jr.(13)(14)	49,422	*
Peter A. Dea	18,676	*
Brooks J. Klimley	39,594	*
John C. Mollenkopf	25,668	*
Rose M. Robeson	23,809	*
David H. Keyte	11,825	*
Janine J. McArdle	—	*
Alvyn A. Schopp(15)	1,464,025	*
W. Patrick Ash(16)	6,156	*
Michael N. Kennedy(17)	579,173	*
Kevin Kilstrom(18)	980,169	*
Directors and executive officers as a group (12 persons)(10)(12)	51,787,903	10.9%
*	Less than one percent.
(1)	Based upon its Schedule 13D/A filed on December 16, 2019.
(2)	Includes 107,000,001 shares of common stock held by Antero Subsidiary Holdings LLC (“AR Sub”). Antero Resources owns 100% of the limited liability company interests in AR Sub. Because AR Sub is a party to the Stockholders’ Agreement with Messrs. Rady and Warren, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 156,471,715 shares of common stock for purposes of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Antero Resources excludes shares of common stock owned by Messrs. Rady and Warren. Antero Resources and AR Sub disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein.
(3)	Based solely upon a Schedule 13G filed by BlackRock, Inc. on February 7, 2020. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

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(4)	The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. (or wholly owned subsidiaries of such funds and accounts). BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts (or the wholly owned subsidiaries of such funds and accounts) which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts (or such wholly owned subsidiaries). The address of such funds and accounts (and such wholly owned subsidiaries), such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. The information in this footnote is based solely upon a Schedule 13G filed by BlackRock, Inc. on February 7, 2020.
(5)	Based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 11, 2020. The principal address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(6)	Invesco Ltd., a Bermuda corporation, is the parent company of Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC, each an investment adviser, and Invesco Ltd. may be deemed to beneficially own the shares held by these investment advisers. The information in this footnote is based solely upon a Schedule 13G/A filed by Invesco Ltd. on February 11, 2020.
(7)	Based upon its Schedule 13G filed on February 11, 2020, with the SEC, The Vanguard Group, Inc. has a mailing address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(8)	Based upon its Schedule 13G filed on February 11, 2020, with the SEC, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 105,711 shares, which is less than one percent, of the outstanding common stock of Antero Midstream as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 73,344 shares, which is less than one percent, of the outstanding common stock of Antero Midstream as a result of serving as investment manager of Australian investment offerings.
(9)	Includes 19,180,821 shares of common stock held by Mockingbird Investment, LLC (“Mockingbird”). Mr. Rady owns a 3.68% limited liability company interest in Mockingbird, and a trust under his control owns the remaining 96.32%. Mr. Rady disclaims beneficial ownership of all securities held by Mockingbird except to the extent of his pecuniary interest therein.
(10)	Does not include 91,090 shares of common stock that remain subject to vesting. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 156,471,715 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Rady excludes shares of common stock owned by AR Sub and Mr. Warren. Mr. Rady disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(11)	Includes 3,996,804 shares of common stock held by Canton Investment Holdings LLC (“Canton”). Mr. Warren is the managing member and 50% owner of Canton. Mr. Warren disclaims beneficial ownership of all shares held by Canton to the extent of his pecuniary interest therein.
(12)	Does not include 45,720 shares of common stock that remain subject to vesting. Further, as a result of the Stockholders’ Agreement, AR Sub and Messrs. Rady and Warren may be deemed to have formed a Section 13(d) group. If such persons are deemed to have formed a Section 13(d) group, such group may be deemed to beneficially own an aggregate of 156,471,715 shares of common stock for the purpose of Rule 13d-3 under the Exchange Act. The number of shares of common stock shown in the table above as beneficially owned by Mr. Warren excludes shares of common stock owned by AR Sub and Mr. Rady. Mr. Warren disclaims beneficial ownership of these shares of common stock except to the extent of his pecuniary interest therein.
(13)	Has a mailing address of 410 Park Avenue, 19th Floor, New York, New York 10022.
(14)	Mr. Keenan is a member and manager of the direct or indirect general partner of each of Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P., which own 2,232,927 shares of common stock and 3,445,636 shares of common stock, respectively. Mr. Keenan does not have sole or shared voting or investment power within the meaning of Rule 13d-3 under the Exchange Act with respect to the shares of common stock held by such investment funds and disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(15)	Does not include 480,422 shares of common stock that remain subject to vesting.
(16)	Does not include 246,758 shares of common stock that remain subject to vesting.
(17)	Does not include 319,972 shares of common stock that remain subject to vesting.
(18)	Amounts disclosed for Mr. Kilstrom are as of August 16, 2019, his last day of employment.

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RELATED PERSON TRANSACTIONS

General

The (i) Audit Committee is charged with reviewing the material facts of related person transactions that do not involve Antero Resources or its subsidiaries (other than the Company and its subsidiaries) and (ii) the Board, or, if so delegated by the Board, the Conflicts Committee, is charged with reviewing the material facts of related person transactions involving Antero Resources and its subsidiaries (other than the Company and its subsidiaries), and such body either approves or disapproves of Antero Midstream’s participation in such transactions under Antero Midstream’s Related Persons Transaction Policy adopted by the Board (“RPT Policy”), which pre-approves certain transactions that are not deemed to be related person transactions pursuant to Item 404 of Regulation S-K.

The Audit Committee Chairman may approve any related person transaction not involving Antero Resources or its subsidiaries (other than the Company and its subsidiaries) in which the aggregate amount involved is expected to be less than $120,000 in any calendar year. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of Antero Midstream to participate in any related person transaction.

For all related person transactions during 2019 that were required to be reported in “Related Persons Transactions,” the procedures described above were followed unless the RPT Policy did not require review, approval or ratification of the transaction. References in this section to “Antero Midstream,” “we,” “us,” “our” or like terms refer to Antero Midstream Corporation and its consolidated subsidiaries.

Agreements with Antero Resources

Simplification Agreement

On March 12, 2019, Antero Midstream closed the transactions contemplated by that certain Simplification Agreement, dated as of October 9, 2018 (the “Simplification Agreement”), by and among Antero Resources, Antero Midstream (f/k/a Antero Midstream GP LP), Antero Midstream Partners LP (“Antero Midstream Partners”) and certain of their affiliates, pursuant to which, among other things, (1) Antero Midstream GP LP was converted from a limited partnership to a corporation under the laws of the State of Delaware and changed its name to Antero Midstream Corporation ( the “Conversion”); (2) an indirect, wholly owned subsidiary of Antero Midstream merged with and into Antero Midstream Partners, with Antero Midstream Partners surviving the merger as an indirect, wholly owned subsidiary of Antero Midstream (the “Merger”) and (3) all the issued and outstanding Series B Units representing limited liability company interests of Antero IDR Holdings LLC (“IDR Holdings”), a subsidiary of Antero Midstream GP LP (“AMGP”) and the holder of all of Antero Midstream’s incentive distribution rights, were exchanged for an aggregate of approximately 17.35 million shares of Antero Midstream’s common stock (the “Series B Exchange”). The Conversion, the Merger, the Series B Exchange and the other transactions contemplated by the Simplification Agreement are collectively referred to as the “Transactions.” In connection with the closing of the Transactions (the “Closing”), Antero Resources received $297 million and 158,419,937 shares of common stock of Antero Midstream, resulting in Antero Resources owning approximately 31% of Antero Midstream’s common stock as of the closing of the Transactions.

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Stockholders’ Agreement

On October 9, 2018, concurrently with the execution of the Simplification Agreement, certain affiliates of Warburg Pincus LLC and Yorktown Partners LLC (collectively, the “Sponsor Holders”); AMGP; AR Sub, a wholly owned subsidiary of Antero Resources; and Paul M. Rady, Glen C. Warren, Jr. and certain of their respective affiliates (collectively, the “Management Stockholders”) entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”), which became effective as of the Closing and which governs certain rights and obligations of the parties following the consummation of the Transactions. The Sponsor Holders no longer have rights under the Stockholders’ Agreement because they no longer hold the requisite number of shares of Antero Midstream Common Stock.

Under the Stockholders’ Agreement, and subject to additional limitations in the event of a Fundamental Change (as defined in the Stockholders’ Agreement), AR Sub is entitled to designate two directors, who were initially Mr. Rady and Mr. Warren, for nomination and election to the Board for so long as, together with its affiliates, AR Sub owns an amount of shares equal to at least 8% of the qualifying common stock of Antero Midstream Common Stock and one director so long as it owns an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock.

To the extent that either Mr. Rady or Mr. Warren are not designated for election to the Board by AR Sub pursuant to the Stockholders’ Agreement, the Management Stockholders will be entitled to collectively designate two directors (or one director for so long as either Mr. Rady or Mr. Warren is designated by AR Sub) for election for so long as the Management Stockholders and their affiliates (other than Antero Resources and its subsidiaries) collectively own an amount of shares equal to at least 8% of the qualifying Antero Midstream Common Stock and one director for election for so long as they collectively own an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock. The Sponsor Holders were previously entitled to certain director designation rights, but they no longer hold the requisite number of Antero Midstream Common Stock. Notwithstanding the foregoing, upon the occurrence of a Fundamental Change, AR Sub and the Management Stockholders will each be entitled to designate one director so long as they own an amount of shares equal to at least 5% of the qualifying Antero Midstream Common Stock, except to the extent that AR Sub designates either Mr. Rady or Mr. Warren, in which case the Management Stockholders will not be entitled to designate a director.

Each of the parties to the Stockholders’ Agreement agreed to vote all of their shares of Antero Midstream Common Stock in favor of the directors designated by the other parties in accordance with the Stockholders’ Agreement and, at such party’s election (i) in favor of any other nominees nominated by the Nominating and Governance Committee of the Board or (ii) in proportion to the votes cast by the public stockholders of Antero Midstream in favor of such nominees. In calculating the 8% and 5% ownership thresholds for purposes of the Stockholders’ Agreement, qualifying Antero Midstream Common Stock is determined by dividing the Antero Midstream Common Stock ownership for each stockholder or group of stockholders as of the applicable measurement date by (i) the total number of outstanding shares of Antero Midstream Common Stock at the Closing or (ii) the total number of outstanding shares on the applicable measurement date, whichever is less. Pursuant to the terms of the Stockholders’ Agreement, no more than 45% of the shares of Antero Midstream Common Stock outstanding as of closing of the Merger will be subject to the obligations of the Stockholders’ Agreement.

In addition, under the Stockholders’ Agreement, for so long as AR Sub has the right to designate at least one director, (i) if Mr. Rady is an executive officer of Antero Resources, he shall serve as Chief Executive Officer at Antero Midstream and (ii) if Mr. Warren is an executive officer of Antero Resources, he shall serve as President at Antero Midstream, and both Mr. Rady and Mr. Warren shall be subject to removal from such officer positions at Antero Midstream only for cause. For so long as Mr. Rady is a member of the Board and is an executive officer of Antero Resources and/or Antero Midstream, the parties have agreed that he shall serve as Chairman of the Board, subject to his removal as Chief Executive Officer of Antero Midstream for cause. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which such stockholder no longer has the right to designate an individual for nomination to the Board pursuant to the Stockholders’ Agreement.

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Registration Rights Agreement

In connection with the completion of the Transactions, Antero Midstream entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 12, 2019, with Antero Resources, pursuant to which Antero Midstream agreed to register the resale of certain shares of Antero Midstream Common Stock, received by, among others, Antero Resources and its subsidiaries in the Transactions, under certain circumstances.

Specifically, pursuant to the Registration Rights Agreement, Antero Midstream took effective a registration statement under the Securities Act, that permits the resale of the Registrable Securities (as defined in the Registration Rights Agreement) from time to time as permitted by Rule 415 of the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Resale Registration Statement”). Except in certain circumstances, Sponsor Holders (as defined in the Registration Rights Agreement), which includes Antero Resources and its subsidiaries, Paul M. Rady and Glen C. Warren, owning at least 3% of the issued and outstanding shares of Antero Midstream Common Stock have the right to require Antero Midstream to facilitate an underwritten offering. Antero Midstream is not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50.0 million. Sponsor Holders will also have customary piggyback registration rights to participate in underwritten offerings.

Gathering and Compression Agreement

Pursuant to a gas gathering and compression agreement with Antero Midstream, Antero Resources has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to Antero Midstream (other than the existing third-party commitments), so long as such production is not otherwise subject to a pre-existing dedication to third-party gathering systems. Antero Resources’ production subject to a pre-existing dedication will be dedicated to Antero Midstream at the expiration of such pre-existing dedication. In addition, if Antero Resources acquires any gathering facilities, it is required to offer such gathering facilities to Antero Midstream at its cost.

Under the gathering and compression agreement, Antero Midstream was initially entitled to receive a low pressure gathering fee of $0.30 per Mcf, a high pressure gathering fee of $0.18 per Mcf, and a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, which, in each case, has been subject to CPI-based adjustments. If and to the extent Antero Resources requests that Antero Midstream construct new high pressure lines and compressor stations requested by Antero Resources, the gathering and compression agreement contains minimum volume commitments that require Antero Resources to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high pressure lines and compressor stations installed on Antero Midstream’s own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure, as well as price adjustment mechanisms, are intended to support the stability of Antero Midstream’s cash flows.

Antero Midstream also has an option to gather and compress natural gas produced by Antero Resources on any acreage Antero Midstream acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. In the event that Antero Midstream does not exercise this option, Antero Resources will be entitled to obtain gathering and compression services and dedicate production from limited areas to such third-party agreements from third parties.

In return for Antero Resources’ acreage dedication, Antero Midstream has agreed to gather, compress, dehydrate and redeliver all of Antero Resources’ dedicated natural gas on a firm commitment, first-priority basis. Antero Midstream may perform all services under the gathering and compression agreement or it may perform such services through third parties. In the event that Antero Midstream does not perform its obligations under the gathering and compression agreement, Antero Resources will be entitled to certain rights and procedural remedies thereunder.

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Pursuant to the gathering and compression agreement, Antero Midstream has also agreed to build to and connect all of Antero Resources’ wells producing dedicated natural gas, subject to certain exceptions, upon 180 days’ notice by Antero Resources. In the event of late connections, Antero Resources natural gas will temporarily not be subject to the dedication. Antero Midstream is entitled to compensation under the gathering and compression agreement for capital costs incurred if a well does not commence production within 30 days following the target completion date for the well set forth in the notice from Antero Resources.

Antero Midstream has agreed to install compressor stations at Antero Resources’ direction but will not be responsible for inlet pressures or for pressuring natural gas to enter downstream facilities if Antero Resources has not directed Antero Midstream to install sufficient compression. Additionally, Antero Midstream will provide high pressure gathering pursuant to the gathering and compression agreement.

Under the gathering and compression agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

After the completion of the initial term, which, as described below, was extended to November 2038, the gathering and compression agreement will continue in effect from year to year until such time as the agreement is terminated, effective upon an anniversary of the effective date of the agreement, by either Antero Midstream or Antero Resources on or before the 180th day prior to the anniversary of such effective date.

On February 23, 2018, the gathering and compression agreement was amended to make clarifying changes with respect to the consumer price index (“CPI”) and other associated fee adjustments.

On December 8, 2019, the gathering and compression agreement was amended to provide that Antero Midstream will rebate Antero Resources (i) $12.0 million for each quarter in 2020 that Antero Midstream receives gathering fees on average daily volumes in excess of certain thresholds, which thresholds increase from 2,700 MMcfe/d for the first and second quarters, up to 2,800 MMcfe/d for the third quarter and up to 2,900 MMcfe/d for the fourth quarter and (ii) for each quarter in 2021, 2022 and 2023 (a) $12.0 million for each quarter that the Antero Midstream receives gathering fees on average daily volumes between 2,900 MMcfe/d and 3,150 MMcfe/d, (b) $15.5 million for each quarter that Antero Midstream receives gathering fees on average daily volumes between 3,150 MMcfe/d and 3,400 MMcfe/d, and (c) $19.0 million for each quarter that Antero Midstream receives gathering fees on average daily volumes exceeding 3,400 MMcfe/d. Such amendment also extended the original 20-year initial term by four years to 2038.

Processing

On February 6, 2017, a joint venture was formed between Antero Midstream and MarkWest, a wholly owned subsidiary of MPLX, LP (the “Joint Venture”), to develop processing and fractionation assets in Appalachia. Antero Midstream and MarkWest each own a 50% interest in the Joint Venture and MarkWest operates the Joint Venture assets. The Joint Venture assets consist of processing plants in West Virginia and a one-third interest in a recently commissioned MarkWest fractionator in Ohio.

Pursuant to a gas processing agreement between Antero Resources and MarkWest, MarkWest has agreed to process gas from acreage dedicated by Antero Resources for a fee. MarkWest has entered into a separate agreement with the Joint Venture whereby the Joint Venture has agreed to perform gas processing services with respect to certain volumes on behalf of MarkWest in exchange for the gas processing fees that MarkWest receives from Antero Resources in connection with such

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volumes (the “MW-JV Arrangement”). During the year ended December 31, 2019, the Joint Venture derived approximately $166 million of revenues from Antero Resources under the MW-JV Arrangement. In addition, on February 6, 2018, Antero Resources and MarkWest entered into an agreement pursuant to which MarkWest agreed to address certain regulatory matters related to expansions at one of MarkWest’s processing sites, and if certain conditions are not met, Antero Resources has agreed to make reimbursement payments for such work directly to the Joint Venture.

Right of First Offer Agreement

On November 10, 2014, Antero Resources entered into a right of first offer agreement with Antero Midstream for gas processing services pursuant to which Antero Resources agreed, subject to certain exceptions, not to procure any gas processing or NGLs fractionation services with respect to Antero Resources’ production (other than production subject to a pre-existing dedication) without first offering Antero Midstream the right to provide such services. On February 6, 2017, in connection with the formation of the Joint Venture, Antero Resources and Antero Midstream amended and restated the right of first offer agreement to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement between Antero Resources and MarkWest. On February 13, 2018, Antero Resources and Antero Midstream further amended and restated the right of first offer agreement to make certain clarifying changes to reflect the original intent of the agreement.

Water Services Agreement

On September 23, 2015, Antero Resources entered into a water services agreement with Antero Midstream, pursuant to which Antero Midstream agreed to provide through certain of its subsidiaries certain water handling and treatment services to Antero Resources within an area of dedication in defined service areas in Ohio and West Virginia, and Antero Resources has agreed to pay monthly fees for those services. The initial term of the water services agreement is twenty years, automatically renewable from year to year thereafter.

Under the water services agreement, Antero Resources committed to pay a fee on a minimum volume of fresh water deliveries of 90,000 barrels per day in 2016, 100,000 barrels per day in 2017, 120,000 barrels per day in 2018 and 120,000 barrels per day in 2019. Antero Resources also agreed to pay Antero Midstream a fixed fee per barrel for wastewater treatment at Antero Midstream’s wastewater treatment facility, which was idled in the third quarter of 2019, and a fee per barrel for wastewater collected in trucks owned by Antero Midstream, in each case subject to annual CPI-based adjustments. In addition, Antero Midstream contracts with third party service providers to provide Antero Resources other fluid handling services including flow back and produced water services and Antero Resources will reimburse Antero Midstream for its third party out-of-pocket costs plus 3%. For the year ended December 31, 2019, Antero Midstream received approximately $400 million in fees under the water services agreement, which amount does not include $125 million that Antero Resources received from Antero Midstream for the year ended December 31, 2019 following Antero Resources’ satisfaction of certain fresh water delivery obligations.

Under the water services agreement, Antero Resources may sell, transfer, convey, assign, grant, or otherwise dispose of dedicated properties free of the dedication, provided that the number of net acres of dedicated properties so disposed of, when added to the number of net acres of dedicated properties previously disposed of free of the dedication since the effective date of the agreement, does not exceed the aggregate number of net acres of dedicated properties acquired by Antero Resources since such effective date. Accordingly, under certain circumstances, Antero Resources may dispose of a significant number of net acres of dedicated properties free from dedication without Antero Midstream’s consent.

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On February 12, 2019, Antero Resources and Antero Midstream amended and restated the water services agreement to, among other things, make certain clarifying changes with respect to the CPI and the associated adjustments to the fees Antero Midstream will receive from Antero Resources under the agreement.

Secondment Agreement

In 2019, Antero Midstream entered into the Amended and Restated Secondment Agreement with Antero Resources. Under this agreement, Antero Resources agreed to provide seconded employees to us or one of our respective direct or indirect subsidiaries to perform certain operational services with respect to the gathering and compression, processing, and NGLs fractionation facilities and water assets, including serving as common paymaster with respect to the seconded employees, and we agreed to reimburse Antero Resources for expenditures Antero Resources incurs performing those operational services. The initial term of the agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2019, Antero Midstream reimbursed Antero Resources for approximately $8 million of direct and indirect costs and expenses incurred on their behalf pursuant to the secondment agreement.

Services Agreement

In 2019, Antero Midstream entered into the Second Amended and Restated Services Agreement with Antero Resources, pursuant to which Antero Resources agreed to provide certain corporate, general and administrative services to Antero Midstream, including serving as common paymaster, in exchange for reimbursement of any direct and indirect costs and expenses associated with providing such services. The initial term of this agreement runs through November 2034, automatically renewable from year to year thereafter. For the year ended December 31, 2019, Antero Midstream reimbursed Antero Resources for approximately $33 million of direct and indirect costs and expenses incurred on its behalf pursuant to the services agreement.

In connection with AMGP’s initial public offering, Antero Resources was party to a services agreement with AMGP, pursuant to which Antero Resources provided certain corporate, general and administrative services to AMGP in exchange for an annual fee, reimbursement of any direct expenses, and an allocation of any indirect expenses attributable to Antero Resources’ performance of such services. For the period from January 1, 2019 through March 12, 2019 (the Closing of the Transactions), AMGP reimbursed Antero Resources for approximately $0.1 million of its direct and allocated indirect expenses under such services agreement.

License

Pursuant to a license agreement with Antero Resources, Antero Midstream has the right to use certain Antero Resources-related names and trademarks in connection with the operation of its midstream business.

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Other Agreements

From time to time, in the ordinary course of business, Antero Midstream participates in transactions with Antero Resources and other third parties in which Antero Midstream may be deemed to have a direct or indirect material interest. These transactions include, among other things, agreements that address the provision of midstream services and receipt of contract operating services; the purchase of fuel for use in Antero Midstream’s operations; the release of midstream service dedications in connection with acquisitions, dispositions or exchanges of acreage; the construction of certain pipelines and facilities; and the acquisition of assets and the assumption of liabilities by us, our subsidiaries and our unconsolidated affiliates. While certain of these transactions are not the result of arm’s-length negotiations, we believe that the terms of each of the transactions are, and specifically intend the terms to be, generally no more or less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar transactions. During the year ended December 31, 2019, Antero Midstream paid approximately $3 million and received approximately $3 million in connection with such transactions.

Additionally, on December 16, 2019, we repurchased 19,377,592 shares of our common stock from Antero Resources at a price of $5.1606 per share, which resulted in us paying Antero Resources approximately $100 million.

Employment

Timothy Rady, the son of Paul M. Rady, the Chairman and Chief Executive Officer of Antero Midstream, provided services to us in 2019. Total compensation paid to Timothy Rady and allocated to Antero Midstream in 2019 consisted of base salary, bonus and other benefits totaling $100,091 and award grants under the AM LTIP having an aggregate grant date fair value of $200,000, which are subject to certain time-based and performance-based vesting conditions.

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QUORUM AND VOTING

Voting Stock

Antero Midstream’s common stock is the only outstanding class of securities that entitles holders to vote generally at meetings of Antero Midstream’s shareholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes for election of Directors. Holders of shares of Series A Preferred Stock are not entitled to vote such shares at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (described below) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally scheduled.

Shareholder List

Antero Midstream will maintain at its corporate offices in Denver, Colorado a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

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Vote Required

Only shareholders of record at the close of business on April 22, 2020, have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

Proposal	Vote required	Voting options	Can brokers vote without instructions?	Effect of abstentions and broker non-votes
Election of directors	Each nominee must receive a plurality of the votes cast	For all nominees Withhold authority for all nominees For all except	No	None.
Ratification of the selection of the independent registered public accounting firm	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	Yes	Abstentions will have the effect of a vote “against.” There should not be broker non-votes.
Advisory approval of the compensation of the Named Executive Officers	Affirmative vote of a majority of the shares counted as present and entitled to vote	For Against Abstain	No	Abstentions will have the effect of a vote “against.” Broker non-votes will not have any effect.
Advisory approval of the frequency of future advisory votes on the compensation of the Named Executive Officers	Option receiving the plurality of the shares counted as present and entitled to vote	Every Year Every Two Years Every Three Years Abstain	No	None.

An automated system that Broadridge Investor Communications Services administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts when brokers that are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. When brokers are not permitted to vote on a matter without instructions from the beneficial owner, and do not receive such instructions, the result is a “broker non-vote.”

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class I directors;
•	FOR the ratification of the selection of KPMG LLP as Antero Midstream’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
•	FOR the approval, on an advisory basis, of the compensation of Antero Midstream’s Named Executive Officers; and
•	FOR the approval, on an advisory basis, of the frequency of “every year” for future advisory votes on the compensation of Antero Midstream’s Named Executive Officers.

If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

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Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of Antero Midstream a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of Antero Midstream a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of Antero Midstream before the Annual Meeting or unless you vote your shares in person at the Annual Meeting before the polls are closed. If you hold your shares in “street name” you should follow the instructions provided to you by your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies for an estimated fee of approximately $20,000 and the reimbursement of out-of-pocket expenses. We have also agreed to indemnify MacKenzie and its representative against certain losses that arise or relate to MacKenzie’s engagement for the solicitation of proxies.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of the Form 10-K, but without exhibits. Shareholders should direct requests to Antero Midstream Corporation, 1615 Wynkoop Street, Denver, Colorado 80202. Our Form 10-K and the exhibits filed or furnished therewith are available on our website, www.anteromidstream.com, in the “SEC Filings” subsection of the “Investors” section.

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ADDITIONAL INFORMATION

Proxy Materials, Annual Report and Other Information

The Notice of 2020 Annual Meeting of Shareholders and Proxy Statement, along with Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 12, 2020, and Antero Midstream’s 2019 Annual Report to Shareholders are available free of charge at www.anteromidstream.com in the “SEC Filings” subsection under the “Investors” section. These materials do not constitute a part of the proxy solicitation material.

We intend to hold the Annual Meeting in person. However, we are actively monitoring the impacts of COVID-19. In the event we believe it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at www.anteromidstream.com for updated information. If you are planning to attend the Annual Meeting, please check our website ten days prior to the meeting date. If we hold the Annual Meeting partially or solely by means of remote communication, it is currently our intent to resume in-person meetings with our 2021 Annual Meeting and thereafter, assuming normal circumstances. As always, we encourage you to vote your shares prior to the Annual Meeting.

Shareholders Sharing an Address

Each registered shareholder (meaning you own shares in your own name on the books of our transfer agent, American Stock Transfer and Trust Company LLC) will receive one Notice of Internet Availability (the “Notice”) per account, regardless of whether you have the same address as another registered shareholder.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and Antero Midstream, under certain circumstances, to send one Notice to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a previously granted “householding” consent, you must contact your broker. If your household is receiving multiple copies of the Notice and you wish to request delivery of a single copy, you should contact your broker directly.

Shareholder Proposals and Director Nominations for the 2021 Annual Meeting

Any shareholder desiring to present a proposal at Antero Midstream’s 2021 Annual Meeting of Shareholders and to have the proposal included in Antero Midstream’s related proxy statement pursuant to Rule 14a-8 must send the proposal to Antero Midstream, c/o Glen Warren, at 1615 Wynkoop Street, Denver, Colorado, 80202, so that it is received no later than December 28, 2020. All such proposals should be in compliance with SEC rules and regulations. Antero Midstream will only include in its proxy materials those shareholder proposals that it receives before the deadline and that are proper for shareholder action.

In addition, any shareholder entitled to vote at Antero Midstream’s 2021 Annual Meeting of Shareholders may propose business (other than proposals to be included in Antero Midstream’s proxy materials) to be included on the agenda of, and properly presented for action at, the 2021 Annual Meeting of Shareholders if written notice of such shareholder’s intent is given in accordance with the requirements of Antero Midstream’s bylaws and SEC rules and regulations. Any such proposal must be submitted in writing at the address shown above, so that it is received between February 17, 2021, and March 19, 2021.

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ANTERO MIDSTREAM CORPORATION
1615 WYNKOOP STREET
DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 16, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 16, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D11860-P39764 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANTERO MIDSTREAM CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Class I Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. Howard Keenan, Jr.
02) Peter A. Dea
03) Janine J. McArdle

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Antero Midstream Corporation's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of Antero Midstream Corporation's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future advisory votes on the compensation of Antero Midstream Corporation's named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D11861-P39764

ANTERO MIDSTREAM CORPORATION
Annual Meeting of Stockholders
June 17, 2020 8:00 AM MDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Glen C. Warren, Jr., Alvyn A. Schopp and Yvette K. Schultz, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ANTERO MIDSTREAM CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM MDT on June 17, 2020, at 1615 Wynkoop Street, Denver, CO 80202 and any adjournment or postponement thereof. Each of the appointed proxies is herby authorized to vote in his or her discretion upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side